UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Acxiom Corporation
(Name of Registrant as Specified In Its Charter)

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601 E. Third Street
P.O. Box 8190
Little Rock, Arkansas 72203-8190
501.252.1000
www.acxiom.com
NOTICE OF ANNUAL MEETING
AND 2016 PROXY STATEMENT

TUESDAY, AUGUST 9, 2016	10:30 A.M. (CDT)
www.virtualshareholdermeeting.com/ACXM16

Notice of Annual Meeting of Stockholders
To Be Held August 9, 2016

ACXIOM CORPORATION
601 E. Third Street
P.O. Box 8190
Little Rock, Arkansas 72203-8190
501.252.1000
www.acxiom.com
Please join us for the 2016 Annual Meeting of Stockholders of Acxiom Corporation (the "Company"). The meeting will be held on August 9, 2016, at 10:30 a.m. CDT. This year's meeting will be our second completely virtual meeting of stockholders, which means that you will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/ACXM16. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person.
The meeting will be held for the following purposes:
1.	To elect as directors the three nominees named in the attached Proxy Statement for a three-year term expiring in 2019;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2017; and
4.	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.
Only holders of the Company's common stock of record at the close of business on June 13, 2016 are entitled to notice of and to vote during the meeting or any postponement or adjournment thereof. Details regarding the business to be conducted during the meeting are more fully described in the accompanying Proxy Statement.
As in previous years, we will again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials electronically over the Internet. As a result, we are sending a notice of Internet availability of the proxy materials, rather than a full paper set of the proxy materials, to many of our stockholders. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.
By Order of the Board of Directors

Catherine L. Hughes
Corporate Governance Officer & Secretary
Little Rock, Arkansas
June 24, 2016
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on August 9, 2016:
The Company's Proxy Statement and Annual Report on Form 10-K for fiscal year 2016 are available electronically at www.proxyvote.com.

Proxy Statement

ACXIOM CORPORATION
601 E. Third Street
P.O. Box 8190
Little Rock, Arkansas 72203-8190
501.252.1000
www.acxiom.com
This proxy statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of Acxiom Corporation, a Delaware corporation (the "Company" or "Acxiom"), to be used at its 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting") to be held on August 9, 2016 at 10:30 a.m. CDT via the Internet at www.virtualshareholdermeeting.com/ACXM16, and at any postponement or adjournment thereof. The Proxy Statement is being furnished to stockholders beginning on June 24, 2016. As a stockholder, you are invited to attend the 2016 Annual Meeting virtually via the Internet and are entitled and requested to vote on the proposals described in the Proxy Statement. Please read the Proxy Statement carefully, then vote your shares promptly by telephone, by Internet, or by signing, dating and returning your proxy card.
Shares represented by properly executed proxies will be voted during the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder but the proxy is otherwise properly executed, the proxy will be voted in accordance with the recommendations of Acxiom's Board of Directors.

Questions And Answers About The Proxy Materials And The 2016 Annual Meeting
Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:	Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about June 24, 2016, the Company sent a notice of Internet availability of proxy materials to the Company's stockholders of record and beneficial owners, except for stockholders who have requested otherwise. All stockholders will have the ability to access the proxy materials on the website referred to in the notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the electronic availability of the proxy materials in order to help reduce costs and to reduce the impact on the environment.
Q:	Who can vote at the 2016 Annual Meeting?
A:	Holders of record of Acxiom common stock at the close of business on June 13, 2016 (the record date for the 2016 Annual Meeting) are entitled to vote their shares of common stock owned as of that date at the 2016 Annual Meeting or any postponement or adjournment thereof. On the record date for the 2016 Annual Meeting, there were 77,796,259 shares of the Company's common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our principal offices, 601 E. Third Street, P.O. Box 8190, Little Rock, Arkansas 72203-8190, for at least 10 days prior to the 2016 Annual Meeting.
Q:	How many shares may I vote?
A:	You may vote all of the shares of Acxiom common stock you held as of the record date, June 13, 2016, including (1) shares held directly in your name as the stockholder of record, (2) shares held for you as the beneficial owner in street name through a stockbroker or bank, and (3) shares purchased through Acxiom's 401(k) Retirement Savings Plan and/or employee stock purchase plan.

Q:	How can I attend the 2016 Annual Meeting?
A:	Stockholders may attend the 2016 Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/ACXM16. While all Acxiom stockholders will be permitted to listen to the 2016 Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the record date, June 13, 2016, may vote and ask questions during the meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/ACXM16 and will need the control number included on your notice of Internet availability of the proxy materials or proxy card. Broadridge Financial Solutions, Inc. is hosting the 2016 Annual Meeting and, on the date of the meeting, will be available via telephone at 1-855-449-0991 toll free (1-720-378-5962 international), to answer your questions regarding how to attend and participate in the 2016 Annual Meeting virtually via the Internet.
Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A:	Beneficial owners. Most Acxiom stockholders hold their shares through a broker, bank or other nominee (that is, in "street name") rather than directly in their own name. If you hold your shares in street name, you are a "beneficial owner," and a notice of Internet availability of proxy materials or a full set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.
Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the "stockholder of record" with respect to those shares, and a notice of Internet availability of proxy materials or a full set of the proxy materials together with a proxy card has been sent directly to you by Acxiom.
Q:	How can I vote my shares?
A:	There are four ways to vote:
•	By Internet. You can submit a proxy over the Internet to vote your shares by following the instructions provided either in the notice of Internet availability of proxy materials or on the proxy card or voting instruction form you received if you requested and received a full set of the proxy materials by mail or email.
•	By telephone. If you requested and received a full set of the proxy materials by mail or email, you can submit a proxy over the telephone following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received. If you received a notice of Internet availability of proxy materials only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the notice.
•	By mail. If you requested and received a full set of the proxy materials by mail or email, you can submit a proxy by mail to vote your shares by completing, signing and returning the proxy card or voting instruction form accompanying the proxy materials you received.
•	During the meeting. You may vote virtually via the Internet during the 2016 Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the 2016 Annual Meeting posted at www.virtualshareholdermeeting.com/ACXM16. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with the notice of internet availability or proxy materials, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the independent inspector before the polls close during the meeting.
Q:	How do I vote if I hold my shares as a participant in Acxiom's 401(k) Retirement Savings Plan?
A:	If you hold shares as a participant in Acxiom's 401(k) Retirement Savings Plan, you must submit your vote to the Plan's trustee no later than 11:59 p.m. CDT on August 3, 2016 in order to allow sufficient time for your vote to be tabulated by the trustee. You also may revoke or change your voting instruction at any time prior to the cut-off time. Due to the tabulation requirements of the plan administrator, participants in Acxiom's 401(k) Retirement Savings Plan may not vote their shares during the meeting.

Q:	Can I change my vote?
A:	Any stockholder, other than a participant in Acxiom's 401(k) Retirement Savings Plan, executing a proxy retains the right to revoke it at any time prior to the final vote at the 2016 Annual Meeting. You may revoke your proxy and vote again by (i) delivering a notice of revocation or delivering a later-dated proxy to Acxiom's Corporate Secretary at Acxiom Corporation, 601 E. Third Street, P.O. Box 8190, Little Rock, Arkansas 72203-8190; (ii) submitting another vote over the Internet or by telephone; or (iii) by attending and voting, virtually via the Internet, during the 2016 Annual Meeting. However, your attendance during the 2016 Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder's last vote is the vote that will be counted.
Q:	Who will count the votes?
A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the inspector of the election.
Q:	What does it mean if I receive more than one proxy card or voting instruction form?
A:	If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.
Q:	What is the quorum requirement for the 2016 Annual Meeting?
A:	The presence, virtually via the Internet or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the record date is required to establish a quorum at the 2016 Annual Meeting. If a quorum is established, each holder of common stock shall be entitled to one vote on the matters presented at the 2016 Annual Meeting for each share of common stock outstanding in his or her name.
Q:	What items of business will be presented at the 2016 Annual Meeting?
A:	The following matters will be presented for stockholder consideration and voting at the 2016 Annual Meeting:
1.	The election of three director nominees named in this Proxy Statement for a three-year term expiring in 2019;
2.	An advisory vote approving the compensation of our named executive officers; and
3.	The ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2017.
Q:	What vote is required to pass each item of business?
A:	The stockholder vote required to approve each proposal is set forth below:

Proposal	Votes Required for Approval
1. Election of directors	Majority of votes cast for each nominee*
2. Advisory vote to approve executive compensation	Majority of votes cast*
3. Ratification of auditors	Majority of votes cast*
*	A majority of votes cast means that the number of votes cast "for" a director nominee's election or a proposal must exceed the number of votes cast "against" it.
Director Resignation Policy. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected, and the Board of Directors has established procedures under which any incumbent director who fails to receive a majority of the votes cast in his or her election will tender his or her resignation to the Board. The Board will act upon a tendered resignation within 90 days of the date on which the election results were certified and will promptly make public disclosure of the results of its actions.
Q:	How are proxies voted?
A:	All shares represented by valid proxies received prior to the 2016 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

Q:	What happens if I do not give specific voting instructions?
A:	Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2016 Annual Meeting.
Beneficial owners. If you are a beneficial owner of shares held in street name and do not join and vote at the 2016 Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."
Q:	Which items of business are considered "routine" and "non-routine"?
A:	The election of directors (Proposal No. 1) and the advisory vote regarding the Company's executive compensation (Proposal No. 2) are considered to be non-routine matters under applicable rules and, therefore, a broker or other nominee may not vote on these matters without instructions from the beneficial owner. Consequently, there may be broker non-votes with respect to these proposals. On the other hand, the ratification of KPMG LLP (Proposal No. 3) is considered a routine matter, and a broker or other nominee may vote without instructions and broker non-votes are not expected to occur with respect to this proposal.
Q:	How are broker non-votes and abstentions treated?
A:	Broker non-votes and abstentions (which occur when a stockholder chooses to abstain from voting on any or all proposals) are counted for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will have no effect on any proposals to be presented at the 2016 Annual Meeting because they are not considered "votes cast" under the majority-of-votes-cast voting standard applicable to each proposal.
Q:	Who can help answer my questions?
A:	If you have any questions about the 2016 Annual Meeting or how to vote your shares, please contact The Proxy Advisory Group, LLC, which has been retained to assist us in the distribution and solicitation of proxies, by mail or by telephone at:
The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, New York 10017
212-616-2180

Election Of Directors (Proposal No. 1 of the Proxy Card)
The number of members of the Acxiom Board of Directors is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company's bylaws. Our certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible.
The terms of the following current directors expire at the 2016 Annual Meeting: Richard P. Fox, Jerry D. Gramaglia and Clark M. Kokich. The Board, upon the recommendation of the Governance/Nominating Committee, has nominated Messrs. Fox, Gramaglia and Kokich to stand for election as directors at the 2016 Annual Meeting.
Unless otherwise directed, the individuals named in the accompanying form of proxy will vote that proxy for the election of the nominees, with each to hold office for a term of three years until the 2019 annual meeting or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Board of Directors expects that each of the nominees will be available for election but, in the event that any of them are not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.
Set forth below is biographical information for each nominee standing for election at the 2016 Annual Meeting, as well as for each director who will continue to serve as a director of the Company after the 2016 Annual Meeting. The following descriptions also outline each person's background and qualifications that qualify him or her to serve on the Company's Board of Directors.
Nominees for Director with Terms Expiring in 2019

Skills and Qualifications

Mr. Fox's financial, accounting and management expertise qualifies him to serve on our Board and to serve as chair of the Audit/Finance Committee. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements, and other audit committee and board functions. As a certified public accountant, and based on his extensive financial and accounting expertise and management experience, Mr. Fox is deemed to be an "audit committee financial expert," as defined by the rules of the SEC. Additionally, his management experience across a diverse array of industries, including several technology and software companies, enables him to offer the Board a broad perspective on the challenges and opportunities facing the Company.

Since 2001, Mr. Fox has been an independent consultant. From 2000–2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider, where he was responsible for the overall financial services and operations of the company. From 1998–2000, Mr. Fox was chief financial officer and a member of the board of directors of Wall Data, a developer of enterprise software products and associated application tools, where he was responsible for the company's finances, operations, and human resources activities. Previously Mr. Fox spent 28 years at EY, a global accounting firm, last serving as managing partner of EY's Seattle office from 1995–1997. He currently serves on the board of directors of Pinnacle West Capital Corporation (NYSE: PNW), an energy holding company; ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of residential and commercial services; and Univar Inc. (NYSE: UNVR), an international chemical distributor. He is also a member of the board of directors of HonorHealth and Premera Blue Cross and serves on the Board of Visitors of the Fuqua School of Business at Duke University. Previously, he served on the boards of Pendrell Corporation (NASDAQ: PCO), an intellectual property investment and advisory firm; Flow International (NASDAQ: FLOW), a machine tool manufacturer; Shurgard Self Storage until its merger with Public Storage in 2006; aQuantive, Inc. until it was acquired by Microsoft in 2007; Orbitz Worldwide until 2011; and PopCap until it was acquired by Electronic Arts in 2011. Mr. Fox holds a bachelor's degree in business administration from Ohio University and an MBA from the Fuqua School of Business at Duke University, where he was a Fuqua Scholar. He is a certified public accountant in the State of Washington.

Richard P. Fox
Age 68 Director since 2012 Committees: Audit/Finance (Chair), Compensation, Executive

Skills and Qualifications

Mr. Gramaglia's experience as president, chief operating officer and chief marketing officer of a public company, his service on the boards of other public companies, and his marketing, financial, technology and management expertise qualify him to serve on our Board. Through his experience, Mr. Gramaglia brings an extensive, multi-disciplined perspective to the Board. As an advisor to early-stage companies, Mr. Gramaglia's knowledge of cutting-edge technological developments is particularly valuable as new and emerging technologies are important factors that contribute to the success of the Company. His previous executive and board experience provide him with key skills in working with the other directors, understanding board processes and functions, responding to the financial, strategic and operational challenges and opportunities of our business, and overseeing management, all of which qualify him to chair the Board.

Mr. Gramaglia, the Non-Executive Chairman of the Board, is a private investor and advisor to technology start-ups, previously served as partner for Arrowpath Venture Partners, and as president and chief operating officer of E*TRADE Group Inc. (NASDAQ: ETFC). He served in 2011 for a four-month period as Acxiom's interim chief executive officer and president while a search was conducted for a new CEO. Mr. Gramaglia began his career at Procter & Gamble and later held senior marketing and general management positions at Nestle, PepsiCo, Imasco and Sprint. He currently serves on the board of WageWorks (NYSE: WAGE), a leading provider of tax-advantaged employee benefits, and is a former director of Coldwater Creek, a national retailer of women's apparel. He holds a bachelor's degree in economics from Denison University.

Jerry D. Gramaglia
Age 60 Director since 2009 Committees: Executive, Governance/Nominating

Skills and Qualifications

Mr. Kokich's qualifications to serve on our Board include his background in the field of digital marketing and technology, his experience in traditional marketing, and his years of management experience. This combination of experience in both management and marketing allow him to understand the Company's challenges in a global marketplace. Mr. Kokich also brings technological expertise to the Board gained through his service with Marchex, Rocket Fuel, Razorfish and other technology companies.

Mr. Kokich is the executive chairman of the board of directors of Marchex, Inc. (NASDAQ: MCHX), a mobile and online advertising company based in Seattle, where he previously served as chief strategy officer from 2013 to 2015. For the prior 14 years Mr. Kokich was an executive at Razorfish, a leading Seattle-based global consultancy in digital marketing and technology, serving most recently as chairman of the board. Prior to joining Razorfish, he was CEO of Calla Bay, Inc.; prior to that he was director of sales and marketing for a division of McCaw Cellular Communications. In his early career he spent 12 years in traditional advertising, including the position of executive vice president/managing director for Cole & Weber, a division of Ogilvy & Mather. He is a director of Rocket Fuel, Inc. (NASDAQ: FUEL), an advertising technology company. Mr. Kokich also serves on the boards of EMP (Experience Music Project), a museum in Seattle; Childhaven, a Seattle children's charity; and Wonderwork, a not-for-profit organization based in New York City which funds free surgeries for underprivileged children around the world. Mr. Kokich holds a bachelor's degree in finance from the University of Oregon.

Clark M. Kokich
Age 64 Director since 2009 Committees: Audit/Finance, Governance/Nominating (Chair)

Directors Whose Terms Expire in 2017

Skills and Qualifications

Mr. Cadogan's qualifications to serve on the Board include his extensive experience in the fields of digital advertising and technology as well as his years of management experience. As the chief executive officer of a digital advertising business, Mr. Cadogan has extensive insight into managing complex business operations and overseeing business risk.

Mr. Cadogan is the chief executive officer of OpenX Technologies, Inc., one of the world's leading providers of digital advertising technology, enabling businesses to manage and maximize their advertising revenue. From 2003–2008 Mr. Cadogan served as senior vice president of Global Advertising Marketplaces at Yahoo! (NASDAQ: YHOO) where he oversaw the primary advertising product lines including display, search and video. Previously at Yahoo!, he was vice president of search where he was responsible for both the consumer search and the paid search businesses. Prior to joining Yahoo!, Mr. Cadogan was vice president of search at Overture (formerly GoTo.com), a consultant at The Boston Consulting Group, and a consultant at McKinsey & Company. He holds a BSc degree from The London School of Economics, an MPhil degree in international relations from Oxford University, and an MBA from Stanford University.

Timothy R. Cadogan
Age 45 Director since 2012 Committees: Audit/Finance, Compensation

Election of Directors

Skills and Qualifications

Mr. Dillard's qualifications to serve on our Board include his experience as the chairman and CEO of a public company, his financial acumen, and his service on the boards of other public companies. Mr. Dillard's understanding of corporate planning, risk management, executive compensation, and capital markets are an invaluable asset to our Board. Based upon his service as a chief executive officer and his financial sophistication, Mr. Dillard is deemed to be an "audit committee financial expert," as defined by the rules of the SEC.

Mr. Dillard has served as a member of the Dillard's, Inc. (NYSE: DDS) board of directors since 1968 and currently serves as the chairman of the board and chief executive officer of Dillard's, Inc., a chain of traditional department stores based in Little Rock, Arkansas, with one internet store, 272 store locations and 24 clearance centers in 29 states. Mr. Dillard is also a director of Barnes & Noble, Inc. (NYSE: BKS). He served as the Company's lead independent director from 2006–2007. He holds a bachelor's degree in business administration from the University of Arkansas and an MBA from Harvard University.

William T. Dillard II
Age 71 Director since 1988 Committees: Audit/Finance, Compensation

Skills and Qualifications

The Board of Directors believes it is important for Acxiom's chief executive officer to serve as a member of the Board, as the CEO is in a unique position to understand the challenges and issues facing the Company. Among Mr. Howe's qualifications are his demonstrated leadership skills and his prior work experience, including over a decade of corporate leadership in the digital advertising industry, which qualify him to serve both as CEO and as a director.

Mr. Howe joined the Company in 2011 as its Chief Executive Officer and President. Prior to joining Acxiom, he served as corporate vice president of Microsoft Advertising Business Group from 2007–2010. In this role, he managed a multi-billion dollar business encompassing all emerging businesses related to online advertising, including search, display, ad networks, in-game, mobile, digital cable and a variety of enterprise software applications. Mr. Howe was employed from 1999–2007 as an executive and later as a corporate officer at aQuantive, Inc. where he managed three lines of business, including Avenue A|Razorfish (a leading Seattle-based global consultancy in digital marketing and technology), DRIVE Performance Media (now Microsoft Media Network), and Atlas International (an adserving technology now owned by Facebook). Earlier in his career, he was with The Boston Consulting Group and Kidder, Peabody & Company, Inc. He serves as a director of Blue Nile, Inc. (NASDAQ: NILE), a leading online retailer of diamonds and fine jewelry, and the Center for Medical Weight Loss. He previously served on the board of the Internet Advertising Bureau (IAB). He is a magna cum laude graduate of Princeton University, where he earned a degree in economics, and he holds an MBA from Harvard University.

Scott E. Howe
Age 48 Director since 2011 Committee: Executive (Chair)

Directors Whose Terms Expire in 2018

Skills and Qualifications

As an entrepreneur with an extensive background in digital publishing and digital advertising, Mr. Battelle provides the Board with a unique blend of media—related and digital experience that assists the Company in executing its growth strategy. In addition, his operational and advisory roles with various media businesses qualify him to serve on the Board.

Mr. Battelle is an entrepreneur, journalist, professor and author who has founded or co-founded various online, conference, magazine and other media businesses. He serves as executive chair of the board of directors of sovrn Holdings, a programmatic advertising and publisher platform that connects publishers with monetization solutions. He is also the founder/executive chair and CEO of NewCo Platform, Inc., a disruptive conference model and media platform which provides executives, entrepreneurs and investors with personal experiences inside some of the most important companies worldwide. In 2005, Mr. Battelle founded the Internet media company Federated Media Publishing, where he served as chairman and CEO until its sale to LIN Media in early 2014. He currently serves as a director for Chute, a venture-backed company that provides the tools to capture, manage and display media. He founded and served as executive producer of the Web 2 Summit and maintains Searchblog, an ongoing daily site which covers the intersection of media, technology and culture at www.battellemedia.com. From 2001–2004 he occupied the Bloomberg chair in Business Journalism for the Graduate School of Journalism at the University of California, Berkeley. He was the founder and served from 1997–2001 as chairman and CEO of Standard Media International (SMI) and as publisher of The Industry Standard and TheStandard.com. Prior to that, he was a co-founding editor of Wired magazine and Wired Ventures. Mr. Battelle previously served on the board of directors of the Internet Advertising Bureau and was a founding board member of the Online Publishers Association. In 2005, he authored The Search: How Google and Its Rivals Rewrote the Rules of Business and Transformed Our Culture (Penguin/Portfolio), an international bestseller published in more than 25 languages. His next book, If/Then, is due for publication in 2016. He is considered to be an expert in the field of media and technology, and has appeared on national and international news channels such as CBS, BBC, CNN, PBS, Discovery and CNBC. Honors and awards include: "Global Leader for Tomorrow" and "Young Global Leader" by the World Economic Forum in Davos, Switzerland; a finalist in the 2000 "Entrepreneur of the Year" competition by Ernst & Young; "Innovator – One of Ten Best Marketers in the Business" by Advertising Age; and one of the "Most Important People on The Web" by PCWorld. Mr. Battelle holds a bachelor's degree in anthropology and a master's degree in journalism from the University of California, Berkeley.

John L. Battelle
Age 50 Director since 2012 Committee: Governance/Nominating

Skills and Qualifications

Mr. Henderson's knowledge of the direct marketing industry and his experience as Postmaster General, and more recently as an officer of and advisor to high-tech companies, qualify him to serve on our Board. His management background and his experience chairing the compensation committee of another public company particularly qualify him to serve as Acxiom's Compensation Committee chair, and his service on the board of another high-tech public company in the marketing arena allows him to provide additional value to the Acxiom Board of Directors.

Mr. Henderson is the founder and principal of Hold The Eye Images, Inc., a video, photographic and applications business. Mr. Henderson also serves as lead independent director and chairs the compensation committee of comScore, Inc. (NASDAQ: SCOR). In the past eight years, he has served as chief executive officer of Bestline Research and as chief operations officer of Netflix Inc. (NASDAQ: NFLX), as well as working as a consultant. From 1998 until his retirement from the United States Postal Service (USPS) in 2001, Mr. Henderson was the 71st Postmaster General and the fifth career employee to lead the world's largest postal system. From 1994 until his appointment as Postmaster General and chief executive officer of the USPS, he served as its chief operating officer. From 1992–1994, he served the USPS as vice president of employee relations, then became chief marketing officer and senior vice president. In 1997, Mr. Henderson received the USPS' John Wanamaker Award, and in 1998 he received American University's Roger W. Jones Award for Executive Leadership. In 1998, Mr. Henderson also received an honorary Mailing Excellence Award from the National Postal Forum for his work with the nation's professional mailing industry. He also served on the advisory boards of the Committee for Economic Development and Nature's Best magazine. He is a fellow with the National Academy of Public Administration. Mr. Henderson holds a bachelor's degree in industrial relations from the University of North Carolina at Chapel Hill and was awarded an honorary Doctor of Philosophy in Quality Systems Management degree by the National Graduate School of Quality Management, Falmouth, Massachusetts. He served in the U.S. Army.

William J. Henderson
Age 69 Director since 2001 Committees: Compensation (Chair), Governance/Nominating

Election of Directors

Skills and Qualifications

As the chief marketing officer of one of the country's top insurance companies, Ms. Tomlin's extensive marketing background qualifies her to serve on our Board. In addition, her in-depth knowledge of two of the Company's primary client industries, insurance and banking, offer opportunities for the Board to obtain insights into the Company's strategies from a customer perspective.

Ms. Tomlin joined the Acxiom Board in March 2016. Since 2013, she has served as chief marketing and distribution officer for CSAA Insurance Group, a major provider of AAA-branded insurance, and served as chief marketing officer of CSAA Insurance Group from 2012-2013. Ms. Tomlin leads marketing and distribution, including brand; marketing analytics and market research; customer experience management; AAA club and agency operations and relationships; and direct marketing and sales. Previously, from 2007–2012 Ms. Tomlin held several senior leadership positions, including vice president of marketing, with Capital One Financial Corp. (NYSE: COF), where she headed commercial banking, retail marketing and sponsorships. She led Capital One's regional marketing effort, leveraging the footprint and deep community roots of the bank's local markets. Prior to that role, she led the marketing strategy for Capital One's national small business credit cards. Before joining Capital One, Ms. Tomlin held the roles of senior marketing officer and head of corporate brand for USAA Insurance Company, where she designed and delivered industry-recognized programs in marketing and customer management. Prior to USAA, she held numerous marketing positions, including chief marketing officer, at LOMA, an Atlanta-based international organization that provides consulting services for distribution, operational management, and education training for global financial services companies. Ms. Tomlin serves on the board of directors of the YMCA of San Francisco. She is a former member of the board of the Amyotrophic Lateral Sclerosis (ALS) Society of Georgia. She is also active in numerous marketing organizations and has been repeatedly honored by the San Francisco Business Times as one of the Bay Area's Most Influential Women in Business. Ms. Tomlin holds a bachelor's degree in English from Siena College and a master's degree in political science from North Carolina State University.

Debora B. Tomlin
Age 47 Director since 2016 Committee(s): (To be assigned in August 2016)

Board of Directors' Recommendation
The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Fox, Gramaglia and Kokich at the 2016 Annual Meeting.

Corporate Governance
Our Board of Directors believes that good corporate governance is important to ensure that Acxiom is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance principles, Board committee charters, codes of conduct and stock ownership guidelines are available on the Company's website at www.acxiom.com, or you may request a printed copy of them by sending a written request to the Corporate Secretary at Acxiom Corporation, 601 E. Third Street, P.O. Box 8190, Little Rock, Arkansas 72203-8190.
Acxiom's management and the Board of Directors closely monitor corporate governance developments and will continue to evaluate their duties and responsibilities with the intention of complying with all applicable laws, rules and regulations.

Director Independence
All of the Company's current non-employee directors have been determined by the Board to be independent. In making these determinations, the Board reviewed the directors' relationships, if any, with Acxiom and affirmatively determined that there are no relationships or other factors which would impair any director's ability to exercise independent judgment in carrying out his or her responsibilities as a director. There are no family relationships among any of our directors or executive officers.

The relationships considered by the Board in assessing each director's independence included consideration of the transactions described below that occurred during the past fiscal year. With respect to each, the amount of the charges has been deemed by the Board to be immaterial to Acxiom as well as to the other company. None of these relationships are required to be disclosed in the Proxy Statement as a "related-party transaction" under the rules and regulations of the SEC:
•	Acxiom purchased data from sovrn Holdings, LLC ("sovrn"), for which director John L. Battelle serves as executive chair of sovrn's board of directors. The charges to Acxiom, which were based on sovrn's standard rates, totaled approximately $259,000 in the last fiscal year. This amount represents approximately 0.03% of Acxiom's total annual revenue and approximately 0.23% of sovrn's total annual revenue.
•	Acxiom provided marketing services to Dillard's, Inc. ("Dillard's"), of which director William T. Dillard II is the chairman and CEO. The charges for the services, which were based on Acxiom's standard rates, totaled approximately $197,500 in the last fiscal year. This amount represents approximately 0.02% of Acxiom's total annual revenue and approximately 0.003% of Dillard's total annual revenue.
•	Acxiom provided data and marketing services to comScore, Inc. ("comScore"), of which director William J. Henderson is a non-employee director. The charges for the data and services, which were based on Acxiom's standard rates, totaled approximately $268,650 in the last fiscal year. This amount represents approximately 0.03% of Acxiom's total annual revenue and approximately 0.07% of comScore's total annual revenue. Acxiom purchased a digital media subscription from comScore. The charges to Acxiom, which were based on comScore's standard rates, totaled approximately $81,000 in the last fiscal year. This amount represents approximately 0.009% of Acxiom's total annual revenue and approximately 0.002% of comScore's total annual revenue.

Board Leadership Structure
Our corporate governance principles give the Board of Directors the discretion to either separate or combine the positions of chief executive officer and chairman. Since 2007, these positions have been separated. The Board of Directors believes that separating the positions improves the ability of the Board to exercise its oversight role over management by having a director who is not an officer or member of management serve in the role of chairman. Appointing an independent chairman also simplifies our corporate governance structure by allowing the chairman to convene executive sessions with the independent directors and dispensing with the need for another director to discharge the role of lead director. Separation of the two roles also enhances our corporate governance profile. As noted above, Mr. Gramaglia is currently serving as the non-executive chairman of the Board.

Corporate Governance

Board and Stockholder Meetings
Quarterly meetings of the Board are held to review the Company's strategy, financial performance, enterprise risks and significant developments, and to act on matters requiring Board approval. If issues arise that require the full Board's attention between regularly scheduled meetings, special meetings are called or action is taken by written consent. Time is allotted at the end of each Board and committee meeting for the independent directors to meet in executive session outside the presence of management.
During the last fiscal year, the Board of Directors met nine times. All of the directors attended 75% or more of the meetings of the Board and of the committees on which they served during the past fiscal year. Directors are expected to attend Board and stockholder meetings whenever possible. At the 2015 annual meeting of stockholders, five directors (Messrs. Fox, Gramaglia, Henderson, Howe and Kokich) were in attendance.

Committees of the Board of Directors
The Board currently has four standing committees: Audit/Finance, Compensation, Executive and Governance/Nominating. A description of each committee is set forth below. For a portion of the past fiscal year, the Board also had a standing Technology & Innovation (T&I) Committee, which held one meeting during fiscal 2016. That committee was dissolved by the Board in August 2015, after which time the Board has included the topics typically discussed in the T&I Committee meetings on the agenda for each quarterly Board meeting.
Current members of each standing committee and the number of meetings held (or actions taken by unanimous written consent in lieu of a meeting) by each committee during fiscal 2016 are as follows:

Committee Memberships
Board Member	Audit/ Finance	Compensation	Executive	Governance/ Nominating

Jerry D. Gramaglia, Chairman	-	-

John L. Battelle	-	-	-

Timothy R. Cadogan			-	-

William T. Dillard II			-	-

Richard P. Fox				-

Clark M. Kokich		-	-

William J. Henderson	-		-

Scott E. Howe	-	-		-

Debora B. Tomlin	-	-	-	-

Meetings held in fiscal 2016	7	5	-	3

Written consents in fiscal 2016	-	3	1	1
  Member        Chairperson
Audit/Finance Committee. The members of the Audit/Finance Committee currently are Messrs. Fox (Chair), Cadogan, Dillard and Kokich, each of whom is deemed independent under the NASDAQ listing standards and SEC rules.
The Audit/Finance Committee assists the Board in overseeing Acxiom's financial statements and financial reporting process; systems of internal accounting and financial controls; independent auditors' engagement, performance, independence and qualifications; internal audit function; disclosure controls and procedures; and legal, regulatory compliance and ethics programs as established by management and the Board. In addition, the committee monitors all major financial matters pertaining to the Company, assists the Board in long-range financial planning, and makes recommendations regarding the Company's capital and debt structure. It oversees the management of certain of Acxiom's risks, including the Company's exposures in the areas of finance and accounting, legal, compliance, internal controls, IT security, insurance coverages, business continuity plans, and the implications, if any, on the civil rights of protected classes of individuals and the potential impact of such issues on the Company's business, operations and reputation. It recommends and prioritizes capital and financial commitments, monitors related performance measurements and reviews annual operating and capital budgets. The committee also reviews large capital and unbudgeted expenditures. Proposed acquisitions and divestitures are reviewed by the committee, and it makes recommendations regarding the Company's hedging, dividend and tax policies. The Board has determined that Messrs. Fox and Dillard each qualify as "audit committee financial experts" as defined by SEC rules.
Compensation Committee. The members of the Compensation Committee currently are Messrs. Henderson (Chair), Cadogan, Dillard and Fox, each of whom is deemed independent under the NASDAQ listing standards.
The Compensation Committee assists the Board in fulfilling its oversight responsibility related to compensation programs, plans and awards for Acxiom's executive officers, and it administers the Company's equity-based compensation plans. The committee annually reviews and makes recommendations to the full Board regarding the annual goals and objectives for the CEO and makes a recommendation to the full Board regarding his compensation (except for that portion of the CEO's compensation intended to qualify under Section 162(m), which is determined by the committee after consultation with the full Board). The committee annually sets the compensation of the Company's executive officers, and it reviews all of the Company's compensation plans periodically and considers any risks associated with the plans and whether they are philosophically aligned with the executive officers' compensation programs. The committee has the authority to retain advisers to assist with the work of the committee as it deems necessary and appropriate.
Executive Committee. The members of the Executive Committee currently are Messrs. Howe (Chair), Fox and Gramaglia. The Executive Committee implements the policy decisions of the full Board of Directors and handles routine matters that arise during the interim periods between Board meetings consistent with the authority which has been delegated to the committee by the Board.
Governance/Nominating Committee. The members of the Governance/Nominating Committee ("GNC") currently are Messrs. Kokich (Chair), Battelle, Gramaglia and Henderson, each of whom is deemed independent under NASDAQ listing standards.
This committee is responsible for reviewing and making recommendations to the Board with regard to corporate governance principles, management succession planning, structure of Board committees, compensation of directors, self-evaluation process for the Board, ethics compliance programs, director orientation and director education programs. In addition, the committee is charged with reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. The GNC's charter specifies that no related-party transaction will be approved unless it is deemed by the GNC to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company.
The GNC is also responsible for screening and recommending qualified candidates to the Board for membership and for annually recommending to the Board the nominees for director to be submitted for election at each annual meeting of the Company's stockholders. All nominations or appointments to the Board are approved by the full Board of Directors. Potential Board candidates are identified through various methods, including recommendations from directors, management and stockholders. The committee has the authority to retain search firms to identify director candidates and to approve the search firm's fees and other retention terms. The committee periodically reviews the appropriate skills and characteristics required of Board members. In reviewing potential candidates, the GNC considers applicable board and committee independence requirements imposed by the various committee charters, the NASDAQ listing standards and applicable law. The committee also considers the number of other boards and committees on which a director candidate serves.
The GNC and Board seek directors who possess the highest personal and professional integrity, ethics and values, are committed to representing the long-term interests of the stockholders and have an objective perspective and mature judgment. Among the various criteria for selection as a Board member are the level of a potential candidate's experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, and a commitment to serve on the Board for an extended period of time in order to develop an in-depth knowledge of the Company, its strategy and its principal operations. The GNC and Board seek candidates who demonstrate a willingness to evaluate management's performance objectively and who have no activities or interests that could conflict with their responsibilities to Acxiom.

Corporate Governance
The GNC is responsible for assessing the appropriate balance of skills and characteristics required of Board members. Nominees for director must meet the qualifications set forth in our corporate governance principles and the GNC charter, pursuant to which the Board and committee are mandated to use reasonable efforts to attract a diversified membership and to endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology. While the GNC continually seeks to identify potential candidates who would further enhance the diversity of the Board, it does not have a formal policy with respect to diversity. Nominees must also comply with the Board of Directors' code of business conduct and ethics, a copy of which is posted in the "about – Codes of Ethics" section of our website at www.acxiom.com.
In accordance with the terms of the Company's corporate governance principles, any nominees proposed by stockholders will be evaluated by the GNC in the same manner as nominees proposed by other sources. To be considered by the GNC, a stockholder nominee must be submitted to the corporate secretary at the address and within the time frame specified under the section of this Proxy Statement below entitled "Stockholder Proposals." It is the policy of the Board that representatives of institutional investors may be considered for Board membership so long as the institution (a) does not own or control significant holdings (i.e., more than 5% of the total outstanding shares or other equity units) in businesses that are competitive with the Company; (b) fully discloses, on an ongoing basis, any currently existing and/or reasonably foreseeable conflicts of interest with the Company and/or its other stockholders; and (c) agrees to comply with the Company's stock trading guidelines applicable to directors and senior members of management, as currently in force or as may be in force in the future.
Other Committees. In addition to the standing committees described above, the Board may establish other committees, including additional standing committees or ad hoc committees to deal with a particular event or process.

Responsibility for Risk Management
Management has primary responsibility for identifying and managing risks facing Acxiom, subject to the oversight of the Board of Directors. The CEO brings key business risks to the attention of the Board, generally in the context of the Company's strategic and operating plans. The Company's director of risk management and the internal audit team, together with outside expert consultants, prepare reports used by the Audit/Finance Committee to analyze the most serious enterprise risks facing the Company and to prioritize the items to be addressed in the annual internal audit plan. The Company's director of risk management and the internal audit team prepare risk assessments by conducting interviews and surveys with members of management across the Company and with the Audit/Finance Committee members to identify individual process and enterprise risks.
The committees of the Board assist in discharging the Board's risk oversight role by performing certain subject matter responsibilities. Risks regarding financial, accounting and legal issues, compliance and internal controls, IT security, insurance coverages and business continuity are overseen by the Audit/Finance Committee. Risks related to the Company's compensation programs are overseen by the Compensation Committee. Risks associated with governance and executive succession planning are overseen by the Governance/Nominating Committee. The Board of Directors, however, retains full oversight responsibility for all subject matters, regardless of whether any particular subject matter is assigned to a committee. At each quarterly meeting, the Board receives a verbal summary of risk-related matters discussed in each of the committee meetings. All directors have access to the minutes of all committee meetings. The full Board is responsible for the overall risk assessment and management process and also directly oversees risks associated with the Company's strategic plan, operating plan, products, human resources and organizational issues.
The Board's administration of its risk oversight role has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many factors considered, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight role. The Board regularly reviews its leadership structure and evaluates whether such structure, as well as the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight role, it may make any changes it deems appropriate.

Communication with Directors
Stockholders and other interested parties may contact the Board of Directors, a Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including the Chairman of the Board, via the Company's website, www.acxiom.com, by visiting the Board of Directors page under the "about" section of the site, or by visiting https://secure.ethicspoint.com/domain/media/en/gui/40223/index.html. Communications relating to concerns about Acxiom's accounting, internal accounting controls, or auditing matters will be referred to members of the Audit/Finance Committee. Incoming messages are monitored by Navex Global, an international ethics and compliance software and solution provider.

Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 2 of the Proxy Card)
In accordance with the Dodd-Frank Act and Rule 14a-21 under the Securities Exchange Act of 1934, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company's "Named Executive Officers" identified in the section titled "Compensation Discussion and Analysis" set forth below in this Proxy Statement.
In accordance with the Company's compensation philosophy, our compensation programs are designed to attract, retain and motivate the management team to achieve the Company's business goals on an annual and a long-term basis. Key objectives of our compensation programs are to:
•	align leadership compensation with the business strategy, values and management initiatives
•	align Company executives' interests with stockholders' interests
•	motivate executives to achieve the highest level of performance
•	provide a strong link between pay and performance
•	attract and retain the best executives through competitive, market-based plans
Details concerning how we implement our compensation philosophy, and how we structure our compensation programs to meet the objectives listed above, are provided in the "Compensation Discussion and Analysis" section below. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.
In light of the foregoing, we ask that stockholders vote FOR the following resolution:
"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
At the 2011 Annual Meeting of Stockholders, stockholders were provided an advisory (non-binding) vote on the frequency at which stockholder advisory votes on executive compensation (like this Proposal No. 2) should be held. Consistent with the recommendation of the Board of Directors, approximately 90% of votes cast at the 2011 Annual Meeting were cast in favor of holding stockholders' advisory votes on executive compensation on an annual basis. Accordingly, the Company has determined to hold such votes on an annual basis, and the next advisory vote to approve the Company's compensation of its Named Executive Officers will be held at the 2017 Annual Meeting of Acxiom Stockholders (the "2017 Annual Meeting").
While this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors, we value the opinions of our stockholders. Accordingly, the Board of Directors will take the results of this vote under advisement and will consider our stockholders' concerns when making future decisions regarding the Company's executive compensation programs.
Board of Directors' Recommendation
The Board of Directors unanimously recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.

Ratification Of Independent Registered Public Accountant (Proposal No. 3 of the Proxy Card)
The Audit/Finance Committee has selected KPMG to serve as independent auditor for fiscal year 2017, and the stockholders are being asked to ratify this action. We anticipate that a representative of KPMG will be present at the 2016 Annual Meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so and to respond to appropriate questions.

Fees Billed for Services Rendered by Independent Auditor
The following table presents fees for professional audit services rendered by KPMG for the audits of the Company's annual financial statements for the fiscal years ended March 31, 2016 and March 31, 2015, and fees billed for other services rendered by KPMG.

2016	2015
Audit Fees (including quarterly reviews)[1]	$2,326,000	$2,252,000
Audit-Related Fees[2]	687,000	992,000
Tax Fees[3]	64,000	175,000
All Other Fees[4]	29,000	134,000
Total	$3,106,000	$3,553,000
1	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, quarterly reviews of financial statements included in our Forms 10-Q and 10-K, and audit services provided in connection with other statutory and regulatory filings.
2	Audit-related fees include professional services related to our SSAE16 (service organization) audits, audit services provided to one of our divisions and to the audit of our 401(k) retirement plan.
3	Tax fees include professional services rendered in connection with tax compliance and preparation relating to our tax audits, international tax compliance and tax consulting. We do not engage KPMG to perform personal tax services for our executive officers.
4	Other fees include other permitted professional advisory services.

Audit/Finance Committee Pre-Approval Policy
The Audit/Finance Committee has adopted a policy for the pre-approval of engagements for audit, audit-related and non-audit services by the independent auditor. The policy requires that the committee pre-approve all audit services and audit-related services to be performed by the independent auditor. Such pre-approval may be made by the chairman of the Audit/Finance Committee so long as a report of the engagement is made to the full committee at its next quarterly meeting following the engagement. In connection with any proposed engagement for non-audit services, the scope, nature and anticipated fees for such services must be agreed upon by management and the external auditor, who then must obtain the consent of the chairman of the Audit/Finance Committee to proceed with the proposed engagement. Upon the chairman's consent, the independent auditor is authorized to enter into an engagement letter with the Company to conduct the non-audit services in accordance with the terms and conditions approved by the chairman. All audit and non-audit services reflected in the table above were pre-approved by the Audit/Finance Committee in accordance with the policy, and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board of Directors' Recommendation
The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG as the Company's independent registered accountant for fiscal year 2017. If the stockholders fail to ratify this appointment, the Audit/Finance Committee will reconsider whether to retain KPMG or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit/Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company's best interests and in the best interests of our stockholders.

Stock Ownership
The following table sets forth information as of June 1, 2016, with respect to the beneficial ownership of our common stock by:
•	each of our directors, nominees and named executive officers individually;
•	all of our directors, nominees and executive officers as a group; and
•	each person who is known to us to beneficially own more than 5% of our common stock.
Unless otherwise indicated, the address of each person named in the table below is c/o Acxiom Corporation, 601 E. Third Street, P.O. Box 8190, Little Rock, AR 72203-8190, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The percentage listed in the column entitled "Percentage of Class" is calculated based on 77,794,097 shares of our common stock issued and outstanding as of June 1, 2016. This number excludes 53,032,459 shares held in treasury.
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.
Beneficial Owner	Shares Beneficially Owned	Percentage of Class
John L. Battelle	24,727		*
Timothy R. Cadogan	26,010		*
William T. Dillard II	134,362	[1]	*
Richard E. Erwin	58,373	[2]	*
Richard P. Fox	26,692		*
Jerry D. Gramaglia	85,265		*
William J. Henderson	58,975	[1]	*
Scott E. Howe	1,033,862	[3]	*
Warren C. Jenson	424,141	[4]	*
Jerry C. Jones	338,471	[5]	*
Clark M. Kokich	79,143		*
S. Travis May	148,061	[6]	*
Debora B. Tomlin	1,134		*
All directors, nominees and executive officers as a group (15 people)	2,465,428	[7]	3.11%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,154,775	[8]	9.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,131,918	[9]	6.6%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	11,419,530	[10]	14.7%
*	Denotes less than 1%.
1	Includes 2,900 shares subject to options which are currently exercisable, of which all are in the money.

2	Includes 31,785 shares subject to options which are currently exercisable or exercisable within 60 days, of which all are in the money.
3	Includes 732,285 shares subject to options which are currently exercisable or exercisable within 60 days, of which all are in the money.
4	Includes 328,802 shares subject to options which are currently exercisable or exercisable within 60 days, of which all are in the money.
5	Includes 257,904 shares subject to options which are currently exercisable or exercisable within 60 days, of which 237,711 are in the money.
6	Includes 66,149 shares subject to options which are currently exercisable or exercisable within 60 days, of which all are in the money.
7	Includes 1,439,188 shares subject to options which are currently exercisable or exercisable within 60 days, of which 1,412,565 are in the money
8	This information is based solely upon information contained in a Schedule 13G/A filed on January 25, 2016. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,978,131 of the reported shares, no shared voting power with respect to any reported shares and sole dispositive power over all reported shares through its control of certain direct and indirect subsidiaries listed on Exhibit A attached to the Schedule 13G/A.
9	This information is based solely upon information contained in a Schedule 13G/A filed on February 10, 2016. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 98,131 of the reported shares, shared voting power over 5,900 of the reported shares, sole dispositive power over 5,032,087 of the reported shares, and shared dispositive power over 99,831 of the reported shares.
10	This information is based solely upon information contained in a Schedule 13G/A filed on February 12, 2016. According to the Schedule 13G/A, Waddell & Reed Financial, Inc. has sole voting and dispositive power over all reported shares through its control of certain direct and indirect subsidiaries that are additional reporting persons listed in the Schedule 13G/A.

Executive Compensation Compensation Discussion And Analysis
Our Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during fiscal 2016 (the "Named Executive Officers").
Our Named Executive Officers for fiscal 2016 were:

Named Executive Officer	Position as of March 31, 2016
Scott E. Howe	Chief Executive Officer & President
Warren C. Jenson	Chief Financial Officer & Executive Vice President / President, International
Richard E. Erwin	President & General Manager, Audience Solutions
Jerry C. Jones	Chief Ethics and Legal Officer & Executive Vice President
S. Travis May	President & General Manager, Connectivity
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2016. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the "Compensation Committee") arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for fiscal 2016, including the key factors that the Compensation Committee considered in determining their compensation.
This Compensation Discussion and Analysis is organized in six sections:
•	Section 1: Executive Summary
•	Section 2: Executive Compensation Philosophy and Program Design
•	Section 3: Governance of Executive Compensation Program
•	Section 4: Individual Compensation Elements
•	Section 5: Other Compensation Policies and Practices
•	Section 6: Tax and Accounting Considerations
Section 1: Executive Summary
We are a global technology and services company that provides the data foundation for the world's best marketers. To support our ongoing transformation and growth, we have designed our executive compensation program to ensure a strong connection between our financial and operational performance and the incentives we use to motivate and reward our executive officers. As we have reshaped our business in recent years to meet the challenges of evolving technologies, as well as customer needs and expectations, we have been proactive in designing our executive officers' compensation packages to support our key business objectives:
•	Three-quarters of their target total direct compensation opportunities are "at risk" and linked to the achievement of pre-established business outcomes.
•	The majority of their target total direct compensation opportunities consist of performance-based incentives that reward them only if their efforts create sustainable long-term value for our stockholders.
•	Through our ongoing constructive dialogue with our major stockholders, we continue to refine our executive compensation program to emphasize long-term performance, as evidenced by our significant re-design of our incentive compensation opportunities in our fiscal 2017 executive compensation program, which includes a shift in our compensation peer group as well as a heavier weighting towards performance stock units (PSUs) and the use of a Total Shareholder Return (TSR) measure in our PSU plan (as described in Section 2 below).
Business Highlights
Since our founding in 1969, our mission has focused on ease and safety of people based information. While our mission has remained, over the past two years, we have been strategically driving our business to focus and organize around solutions that provide the critical data foundation marketers need to engage consumers in a digital world. This transformation has led to improving trends, thought leadership, innovation and strong financial performance. Key business highlights for fiscal 2016 include:
•	Successfully reorganizing our business into three clear and distinct divisions: Connectivity, Audience Solutions, and Marketing Services. Our divisional structure provides clear "line of sight" and increased accountability across the enterprise, and at the same time, allows each division to move faster and innovate against its unique opportunity set.
•	Transforming our financial reporting and disclosures to provide our stockholders with increased transparency and visibility into the performance of each of our divisions.
•	Establishing and scaling our leadership in data connectivity, growing direct customers by over 30%, and more than doubling our partner ecosystem.
•	Stabilizing and improving top-line performance in our Audience Solutions and Marketing Services divisions.
•	Innovating across our portfolio and delivering new products and capabilities to our customers, including Customer Link and the Marketing Analytics Environment. Returning value to our stockholders, repurchasing more than $50 million of our common stock during the year.

Financial Highlights
With a focus on execution and growth, our fiscal 2016 performance delivered strong financial results for our stockholders, including:
•	Fiscal year Total Shareholder Return ("TSR") of 16%, compared to -3.6% for the S&P Midcap 400 Index
•	Revenue of $850 million, up 6% year-over-year
•	Overall Non-GAAP earnings-per-share ("EPS")[1] of $0.59, up from $0.49 in fiscal 2015, with GAAP EPS of $0.09, up from negative $0.14 in fiscal 2015
•	Explosive growth in our Connectivity division, with revenue up 85% year-over-year to approximately $102 million and segment income improving significantly
Executive Compensation Highlights
Consistent with our "pay-for-performance" philosophy and objective of rewarding our executive officers only where they deliver sustained value for our stockholders, our key compensation decisions and outcomes for fiscal 2016 were as follows:

• Annual cash incentives

• Design – Based annual cash incentive opportunities on our adjusted revenue and adjusted EPS

Outcome – Made annual cash incentive payments at above-target levels as a result of exceeding our annual adjusted revenue and adjusted EPS targets for the year, including a payment in the amount of $854,750 to our CEO

• Long-term equity incentives

•
Fiscal 2016 award mix – Granted long-term incentive opportunities in the form of equity awards, consisting of options to purchase shares of our common stock, restricted stock unit ("RSU") awards, and performance stock unit ("PSU") awards, which vest or are earned over multi-year periods, including an equity award with a grant date fair value of $3,828,601 to our CEO

•
Fiscal 2016 PSU award design – The PSU awards are payable in shares of our common stock at the end of a three-year performance period based on our adjusted EPS and relative TSR performance compared to the S&P Midcap 400 Index over this period.

1	See Schedule 1 on page 41-42 of this proxy statement for a reconciliation of our GAAP revenue to adjusted revenue and our GAAP earnings-per-share to overall Non-GAAP earnings-per-share and adjusted earnings-per-share.

Executive Compensation

Fiscal 2014–2016 PSU award outcome – All of the shares of our common stock subject to the PSU awards granted in fiscal 2014 for the fiscal 2014-2016 performance period were forfeited. This resulted in a lower realized pay for our CEO and other Named Executive Officers.

Fiscal 2014 "transformational" awards – As of the end of fiscal 2016, the per share market price of our common stock was $21.44 and none of these awards had been earned. The one-time transformational incentive awards (in the form of performance-based stock appreciation rights and performance-based restricted stock unit awards) granted to our CEO and CFO in fiscal 2014 are intended to reward these executives only after our stockholders have realized significant share price appreciation by the end of fiscal 2018. Specifically, these awards will be earned only if we achieve levels of appreciation ranging from 75% to 227% of the market price of our common stock on the date of grant ($22.92 per share) over this period.

Section 2: Executive Compensation Philosophy and Program Design

We believe in paying for performance. Our objective is to attract, motivate, reward, and retain our executive officers in a manner that is transparent, market competitive, and aligned with the interests of our stockholders by putting compensation at risk, providing rewards only when our performance warrants, and helping us to deliver for our customers.
Our compensation philosophy and objectives support our strategic priorities. They are:
•	align our executive compensation program with diverse business divisions and ongoing business transformation and incentivize execution of key management initiatives;
•	align our executive officers' interests with those of our stockholders and consider stockholder feedback when making compensation decisions;
•	maintain simple, transparent compensation arrangements that provide a strong link between pay and performance and motivate our executive officers to achieve the highest level of performance
•	attract and retain the best executive officers through competitive, market-based compensation programs
We believe these objectives enable us to reward the overall performance and contributions of our executive officers while maintaining an appropriate correlation between executive compensation levels and our performance, including the execution of our business strategy. The following discussion explains how our executive compensation program achieves these objectives.
Compensation Program Framework
We structure our executive compensation program to align compensation outcomes with the interests of our stockholders, reward our executive officers for producing sustainable growth in stockholder value, and attract, motivate, reward, and retain individuals who have the vision, expertise, leadership capability, and experience to develop and successfully execute our strategic plan. The Compensation Committee believes that the annual target total direct compensation opportunities (the sum of base salary, cash incentives and long-term incentives) of our executive officers should be tied to our performance in both the short-term and long-term.

The Compensation Committee carefully selected the framework reflected in the following chart to achieve these objectives in our fiscal 2016 executive compensation program:

These compensation elements are allocated so that the majority of each executive officer's target total direct compensation opportunity is "at risk" and/or subject to performance-based vesting requirements. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
Executive Compensation Program Enhancements
At our 2015 Annual Meeting of Stockholders, approximately 80.5% of the votes cast on the non-binding stockholder advisory vote on the fiscal 2015 compensation of the named executive officers (commonly known as a "Say-on-Pay" vote) were voted in favor of the proposal. While this represented majority support of our executive compensation program, our Board of Directors recognized that this result deviated significantly from the support for our executive compensation program in fiscal 2014 (approximately 94%), and from what it considered to be satisfactory.
Stockholder Engagement
This year, we expanded our engagement effort to better understand our stockholders' concerns with our executive compensation program. We engaged in a concerted and sustained dialogue with our stockholders, including over half of our 15 largest stockholders. These discussions addressed potential changes to our executive compensation program as well as our current compensation policies and practices.
Changes for Fiscal 2017
As part of our annual review of our executive compensation programs, the feedback that we received from our stockholder outreach efforts, and in response to the results of the fiscal 2015 Say-on-Pay vote, we have taken the following actions:

Compensation Area	Stockholder Feedback	Our Response	When Change Became Effective
Compensation peer group	Peer companies not representative of our size based on revenue and market capitalization	Reconstituted compensation peer group to remove nine companies and add 12 new companies with more comparable financial characteristics	February 2016, for use in fiscal 2017 compensation deliberations
Long-term incentive award mix	Strengthen alignment between corporate performance and compensation outcomes	Revised long-term incentive compensation award mix for CEO and other NEOs to: • Eliminate use of stock options	Beginning with long-term incentive compensation awards to be granted in fiscal 2017

Executive Compensation

Compensation Area	Stockholder Feedback	Our Response	When Change Became Effective
• Weight equity award mix 60% PSU awards and 40% RSU awards for CEO • Weight equity award mix 50% PSU awards and 50% RSU awards for other NEOs
Long-term incentive award design	Duplicative earning-per share ("EPS") performance measure with annual cash incentive plan
Replace duplicative EPS performance measure with relative total stockholder return ("TSR") measure, using S&P Mid-Cap 400 Index

Set target level payment to be earned only for above-median (60th percentile) performance
Beginning with long-term incentive compensation awards to be granted in fiscal 2017
The impact of these enhancements is not reflected in the fiscal 2016 Summary Compensation Table in this proxy statement. Since these enhancements were made in response to our fiscal 2015 Say-on-Pay vote, which occurred after the Compensation Committee had made its fiscal 2016 executive compensation decisions, they will not be reflected in our executive compensation disclosure until our fiscal 2017 proxy statement.
Pay-for-Performance Discussion
Our compensation practices are designed to support our goals, our values and standards of conduct, and our pay for performance philosophy. They are a means to reward our executive officers, including the Named Executive Officers, for their achievements. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, and that it therefore promotes stability in our leadership.
To ensure our executive officers' interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity is "at-risk" and will vary above or below target levels commensurate with our performance. We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash incentive opportunities, as well as options to purchase shares of our common stock (prior to fiscal 2017) and PSU awards that make up a significant portion of our long-term incentive compensation opportunities. In addition, we further align the interests of our executive officers with those of our stockholders through our stock ownership guidelines and grants of RSU awards as part of our long-term incentive compensation opportunities.

The target total direct compensation opportunities for our CEO and, on average, the other Named Executive Officers during fiscal 2016 reflect this philosophy:

Fiscal 2016 CEO Target Total Direct Compensation	Fiscal 2016 Average Other NEO Target Total Direct Compensation
The percentages in the above charts are based on target total direct compensation opportunities, which consist of salary, annual cash incentive and long-term equity awards, which are valued at grant date fair market value. Amounts shown are at target and actual payouts may differ. Other forms of compensation shown in the Summary Compensation Table are not included.
As reflected in the foregoing graphics, we believe that equity awards are a key incentive for our executive officers to drive long-term growth. To ensure that we continue to align to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
While we disclose the estimated values of these equity awards in our Summary Compensation Table at the time of grant for each covered fiscal year, the value of these awards that may be realizable by our executive officers will vary depending on the performance of our common stock and often differs significantly from the amounts reported in the Summary Compensation Table.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2016, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders' long-term interests:

	What We Do		What We Don't Do
✓	Use a pay-for-performance philosophy that links our executive officers' compensation to corporate and individual performance	×	Provide Special Health, Welfare or Qualified Retirement Plan Benefits not available to all employees

✓	Annual Executive Compensation Review	×	Provide Tax Payments on Perquisites other than relocation benefits

✓	Significant portion of compensation at-risk	×	Permit Hedging

✓	Retain an Independent Compensation Advisor	×	Permit Pledging

✓	Maintain an Independent Compensation Committee	×	Provide Excise Tax Payments on Future Post-Employment Compensation Arrangements

Executive Compensation

	What We Do		What We Don't Do
✓	Annual Compensation-Related Risk Assessment	×	Pay Dividends or Dividend Equivalents on Unvested Equity Awards

✓	Performance-Based Equity Awards	×	Permit Stock Option Repricing

✓	Compensation Recovery ("Clawback") Policy	×	Provide Guaranteed Bonuses

✓	"Double-Trigger" Change-in-Control Arrangements	×	"Single trigger" Change-in-Control Arrangements

✓	Stock Ownership Guidelines

✓	Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation as well as engaging in regular dialogue with stockholders on corporate governance matters

✓	Succession Planning
Stockholder Engagement and Advisory Votes on Executive Compensation
Our stockholders' opinions on how we operate our business are important to us. While we received majority support for our Say-on-Pay proposal at our 2015 Annual Meeting of Stockholders, the Compensation Committee continued to work to enhance our executive compensation program to address stockholder concerns. Over the course of fiscal 2016, members of our management and our Board of Directors met with many of our stockholders to obtain direct feedback on our executive compensation program. When making future compensation decisions for our executive officers, the Compensation Committee will continue to consider the outcome of our Say-on-Pay votes and feedback from our stockholders.
With regard to the separate non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a "Say-When-on-Pay" vote) conducted at our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for annual basis voting, compared to every two- or three-year voting. In light of this result and other factors considered, our Board of Directors determined that we will hold annual Say-on-Pay votes until the next required Say-When-on-Pay vote.
Therefore, following the Annual Meeting of Stockholders to which this proxy statement relates, the next Say-on-Pay vote will occur at our 2017 Annual Meeting of Stockholders. Further, following the Annual Meeting of Stockholders to which this proxy statement relates, the next Say-When-on-Pay vote also will occur at our 2017 Annual Meeting of Stockholders
Section 3: Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee has overall responsibility for overseeing the design, development, and implementation of our executive compensation program and all related policies and practices.
Specifically, the Compensation Committee:
•	reviews and approves the compensation of our executive officers, other than our CEO;
•	reviews and approves the compensation of our CEO that is intended to comply with Section 162(m) of the Internal Revenue Code (the "Code"), in consultation with our Board of Directors; and
•	makes a recommendation to our Board of Directors for approval of our CEO's other compensation.
In carrying out its responsibilities, the Compensation Committee establishes the amounts and allocates the mix of compensation between base salary, annual cash incentives, and long-term incentive compensation. The Compensation Committee also oversees our incentive and equity-based executive compensation plans and establishes performance targets for performance-based awards. Periodically, the

Compensation Committee reviews our post-employment compensation arrangements, retirement benefits and nonqualified deferred compensation program, senior leadership benefits, and perquisites. The Compensation Committee also reviews and considers risks associated with our compensation philosophy and executive compensation program as discussed under "Compensation Risk Assessment" elsewhere in this proxy statement.
The Compensation Committee does not establish a specific target for setting the annual target total direct compensation opportunity of our executive officers, including the Named Executive Officers. When evaluating and setting the amount of each compensation element, the Compensation Committee considers the following factors:
•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;
•	each individual executive officer's responsibilities, qualifications, and length of service;
•	the scope of each executive officer's role compared to other similarly-situated executives at companies in our compensation peer group;
•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•	compensation parity among our executive officers; and
•	the compensation practices of our compensation peer group and the positioning of each executive officer's compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. As an executive officer's responsibilities and ability to affect our financial results increase, base salary becomes a smaller element of his or her target total direct compensation opportunity and long-term incentive compensation becomes a larger element, further aligning his or her interests with those of the stockholders.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management's perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our CEO's recommendations and proposals with respect to adjustments to target total annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. In setting the compensation of our CEO, he recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Advisors
As permitted in its charter, the Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. It directly engages the compensation consultant under an engagement letter that the Compensation Committee reviews at least annually.
Until October 2015, the Compensation Committee retained Pay Governance, a national compensation consulting firm as it compensation consultant. In October 2015, the Compensation Committee ended its engagement with Pay Governance and retained Compensia, a national compensation consulting firm, to serve as its compensation consultant. Its compensation consultant reports directly, and is directly accountable, to the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate, and obtain the advice of its compensation consultant at our expense.

Executive Compensation

The Compensation Committee selected each of Pay Governance and Compensia as its compensation consultant at various times because of each firm's expertise and reputation and the fact that each firm provides no services to us other than its services to the Compensation Committee, has no other ties to management that could jeopardize its independent status, and has strong internal governance policies that help ensure that it maintains its independence.

During fiscal 2016, the compensation consultant regularly attended the meetings of the Compensation Committee (both with and without management present) and provided the following services:
•	consulting with the Compensation Committee chair and other members between Compensation Committee meetings;
•	providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•	review and analysis of the base salary levels, annual cash incentive opportunities, and long-term incentive compensation opportunities of our executive officers;
•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•	review of market equity compensation practices, including burn rate and overhang;
•	review of the Compensation Discussion & Analysis; and
•	assessment of compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the Company.
The Committee also engaged Bryan Cave, LLP as independent legal counsel to assist with the Committee's review and analysis of our senior executive compensation program in light of current market, economic, regulatory and our business conditions.
In fiscal 2016, neither Pay Governance, Compensia nor Bryan Cave provided any other services to us other than the consulting services to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation advisors. In fiscal 2016, the Compensation Committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that Pay Governance, Compensia and Bryan Cave were independent and that their work did not raise any conflicts of interest.
Process for Determining CEO Compensation
Each year, our Board of Directors evaluates our CEO's performance in light of our strategic plan, operating goals, and key performance indicators relating to executive compensation. Our executive compensation objectives include maintaining competitive pay, linking pay to performance, promoting the creation of stockholder value, and encouraging retention. The Compensation Committee considers the results of this evaluation. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends. The Compensation Committee reviews each element of our CEO's compensation, his employment agreement, a tally sheet to evaluate his target total direct compensation opportunity, and assists our Board of Directors in assessing our CEO's total compensation. The Compensation Committee also considers our business results, the tax deductibility of our CEO's compensation, and the other factors described above. Any recommendations from the Compensation Committee are submitted to our Board of Directors for approval, other than elements of compensation intended to comply with Section 162(m) which are determined exclusively by the Compensation Committee. Our CEO does not participate in discussions or decisions regarding his own compensation.
Process for Determining Compensation of Other Executive Officers
Each year, our CEO evaluates the performance of each of our other executive officers, including the other Named Executive Officers. Our CEO makes a recommendation for the compensation of each executive officer to the Compensation Committee based upon his evaluation and information supplied by the Compensation Committee's compensation consultant. The Compensation Committee considers our CEO's recommendation in light of our strategic plan, operating goals, and compensation philosophy. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends. The Compensation Committee also reviews tally sheets with respect to each executive officer, our business results, and tax deductibility considerations.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. They were selected on the basis of their similarity to us in terms of revenue, market capitalization, and industry, were as follows:

Akamai Technologies, Inc.	Harte-Hanks, Inc.
Alliance Data Systems Corp.	Heartland Payment Systems, Inc.
AOL, Inc.	IHS, Inc.
comScore, Inc.	Informatica Corporation
CoreLogic, Inc.	The Dun & Bradstreet Corporation
Equifax, Inc.	Total System Services, Inc.
Fair Isaac Corporation	United Online, Inc.
Global Payments, Inc.
In February 2016, with the assistance of Compensia, the Compensation Committee re-examined the compensation peer group to reflect the changes in our revenue and market capitalization, recognize our evolving business focus and divisional structure, and account for changes in the competitive market. Based on this effort, the Compensation Committee approved a revised compensation peer group consisting of the following companies:

Software-as-a-Service
(SaaS)
Marketing Service Providers
(MSPs)
comScore
Manhattan Associates
Qlik Technologies
Synchronoss Technologies
HubSpot
j2 Global
Marketo
Endurance International
Harte-Hanks
MDC Partners
Acxiom
CoreLogic
Fair Isaac
TransUnion
Verint Systems
NeuStar
Heartland Payment Systems
TeleTech Holdings
The Dun & Bradstreet Corp.
Data Services

The companies in this revised compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:
•	similar revenue size – ~0.5x to ~2.0x our last four fiscal quarter revenue (~$415 million to ~$1.7 billion);
•	similar market capitalization – ~0.3x to ~3.0x our market capitalization (~$517 million to ~$5.2 billion);
•	industry affiliation – application software, internet software and services, advertising, data processing and outsourced services, research and consulting services, and IT consulting and other services; and
•	similar business focus – SaaS, marketing service provider, or data services.
To analyze the compensation practices of the companies in our compensation peer group, the compensation consultant gathered data from public filings (primarily proxy statements) and from the Radford executive compensation surveys. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

Executive Compensation
While the Compensation Committee reviews each compensation element and target total direct compensation for each of our executive officers compared to similarly-situated executives of the companies in the compensation peer group, it does not target compensation to a specific percentile of the competitive market data. In determining actual pay levels, the Compensation Committee considers data from the compensation peer group, as well as the other factors described above, in its collective judgment.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Section 4: Individual Compensation Elements
The specific elements of our fiscal 2016 executive compensation program for our executive officers, including the Named Executive Officers, were as follows:

In addition, we provide our executive officers with welfare and health benefits programs, a non-qualified deferred compensation program, post-employment compensation arrangements, and limited perquisites and other personal benefits.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Generally, we establish the initial base salaries of our executive officers through arm's-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers as part of its annual compensation review and makes adjustments to base salaries as it determines to be necessary or appropriate.

In May 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, the Compensation Committee decided that no changes would be made to base salaries, with the exception of Mr. May, who received a base salary increase that recognized his promotion to his current role. The base salaries of the Named Executive Officers for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Percentage Adjustment
Named Executive Officer	Fiscal 2015Salary	Fiscal 2016 Base	Percentage Adjustment
Mr. Howe	$650,000	$650,000	-
Mr. Jenson	$515,000	$515,000	-
Mr. Erwin(1)	-	$400,000	-
Mr. Jones	$405,000	$405,000	-
Mr. May(2)	$310,000	$350,000	12.9%
(1)	On April 13, 2015, Mr. Erwin was hired into the position of President & General Manager, Audience Solutions.
(2)	On June 1, 2015, Mr. May was promoted to his current position of President & General Manager, Connectivity. He received a base pay increase on July 1, 2015 to recognize his promotion.

Annual Cash Incentives
For fiscal 2016, our executive officers, including the Named Executive Officers, and other key employees were eligible to earn annual cash incentive payments pursuant to the Acxiom Corporation 2016 Cash Incentive Plan (the "Fiscal 2016 CIP"), which is subject to the terms and conditions of the Amended and Restated 2010 Executive Cash Incentive Plan of Acxiom Corporation. The Fiscal 2016 CIP provided our executive officers with the opportunity to earn these payments based on our actual corporate performance as assessed against multiple financial measures and their individual contributions to this performance.
The Compensation Committee established each executive officer's target and maximum annual cash incentive opportunity and set the formula for incentive payments at the beginning of fiscal 2016. The Fiscal 2016 CIP also provides our CEO with discretion to modify individual executive officer payments by up to 10% and the Compensation Committee with the ability to adjust payments by up to 30% based on individual performance as determined by the Compensation Committee for our CEO and as recommended by our CEO for our other executive officers. All individual performance adjustments were to be approved by the Compensation Committee in its sole discretion.
Target Annual Cash Incentive Opportunities
Each participant in the Fiscal 2016 CIP was assigned a target annual cash incentive opportunity, the amount of which was calculated as a percentage of his or her annual base salary. The maximum annual cash incentive payment under the Fiscal 2016 CIP for each executive officer was 200% of his or her target annual cash incentive opportunity.

Executive Compensation

In May 2015, the Compensation Committee reviewed the target annual cash incentive opportunities of our executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash incentive opportunity), and the other factors described above. Following this review, the Compensation Committee decided that no changes would be made to incentive targets, with the exception of Mr. May, who received a cash incentive target increase from 60% to 65% associated with his promotion to his current role. The target annual cash incentive opportunities of the Named Executive Officers for fiscal 2016 were as follows:

Named Executive Officer	Fiscal 2016 Target Annual Cash Incentive Opportunity (as a percentage of base salary)	Fiscal 2016 Target Annual Cash Incentive Opportunity ($)
Mr. Howe	100%	$650,000
Mr. Jenson	100%	$515,000
Mr. Erwin	65%	$260,000
Mr. Jones	65%	$263,250
Mr. May	65%	$227,500

Corporate Performance Measures
In fiscal 2016, the Compensation Committee selected adjusted revenue and a non-GAAP earnings-per-share measure ("Adjusted EPS") as the corporate performance measures for purposes of the Fiscal 2016 CIP. These performance measures were weighted 50% for selected Adjusted Revenue and 50% for Adjusted EPS. The Compensation Committee selected these performance measures because it believed that achieving our Adjusted Revenue and Adjusted EPS target levels for fiscal 2016 would effectively align the interest of our executive officers with the interests of our stockholders and reflect success in key financial areas critical to our long-term success.

Fiscal 2016 Cash Incentive Plan Performance Measure	Definition	Rationale
Adjusted revenue[1]	Revenue adjusted to reflect the impact of acquisitions and divestitures during the year.
Revenue growth is important to the creation of long-term stockholder value because it is a reflection of management's ability to grow our top line through execution of our digital marketing ecosystem strategy.

Adjusted EPS[1]
Earnings per share ("EPS") on a Non-GAAP basis before incentive compensation expense. Adjusted EPS also excludes stock-based compensation expenses, amortization of acquired intangibles, one-time business separation and transformation expenses, restructuring and impairment charges, and the impact of acquisitions and divestitures during the year.
EPS is important because it reflects our ability to grow our top line while running an efficient business and effectively managing capital.
1	See Schedule 1 on page 41-42 for a reconciliation of our GAAP revenue to Adjusted Revenue and our GAAP earnings-per-share to overall Non-GAAP earnings-per-share and Adjusted EPS.

In May 2015, the Compensation Committee set the target levels and the payment percentages for each of the corporate performance measures for the Fiscal 2016 Cash Incentive Plan: The threshold, target, and maximum performance levels of the corporate performance measures were as follows:

Corporate Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Adjusted Revenue*	$948,000	$1,053,900	$1,159,000
Adjusted EPS	$0.83	$0.93	$1.02
Funding	Up to 50%	Up to 100%	Up to 162%
*	Dollars in thousands
Payments under threshold levels are capped at 25% and can be reduced to zero at the discretion of the Compensation Committee. Maximum individual payments are capped at 200% subject to overall corporate funding.
As provided in the Fiscal 2016 CIP, the corporate performance measures were subject to adjustment by the Compensation Committee in recognition of unusual or nonrecurring events affecting us, any subsidiary or affiliate, our executive officers, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Compensation Committee determined that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, subject to certain exceptions for awards intended to comply with Section 162(m).
Fiscal 2016 Annual Cash Incentive Payments
In May 2016, the Compensation Committee determined the amounts to be paid under the Fiscal 2016 Plan based on our actual performance for the year with respect to each corporate performance measure. The actual results for fiscal 2016 were adjusted revenue of $1,055.6 million and Adjusted EPS of $1.17. Adjusted Revenue and Adjusted EPS were calculated in accordance with the terms of the Fiscal 2016 Plan as determined by the Compensation Committee. See Schedule 1 on page 41-42 for a reconciliation of our GAAP revenue to Adjusted Revenue and our GAAP earnings-per-share to Adjusted EPS.
Because we exceeded the threshold Adjusted EPS amount of $0.83 during fiscal 2016, and we attained slightly above 100% of the adjusted revenue target payment, and 126% of the Adjusted EPS target payment, the Named Executive Officers were eligible to receive up to 131.5% of their target cash incentive opportunities under the Fiscal 2016 CIP.
Measure	Weighting	Threshold	Target	Maximum	Actual	Actual as a Percentage of Target	Payment as a Percentage of Target
Adjusted Revenue*	50%	$948,000	$1,053,900	$1,159,000	$1,055,600	100%	101%
Adjusted EPS	50%	$0.83	$0.93	$1.02	$1.17	126%	162%
Weighted Payment as a Percentage of Target							131.5%
*	Dollars in thousands
After reviewing the individual performance of each of the Named Executive Officers after the end of the fiscal year, our CEO determined that each individual had effectively performed the responsibilities associated with each of his individual performance goals and that, in the context of pursuing the objectives under our annual operating plan, had expended significant efforts to meet these goals in a dynamic and increasingly challenging environment. Consequently, our CEO decided not to exercise his discretion to modify individual executive officer payments and, instead, simply to work with the Compensation Committee to determine whether to adjust the payments to which they would otherwise be entitled to receive based on the achievement of our corporate performance objectives for the year. Based on these discussions, the Compensation Committee decided to increase the actual cash incentive payment for Mr. May in recognition of the successful performance of our Connectivity division and to slightly reduce the actual annual cash incentive payments to Messrs., Jenson, Erwin, and Jones. The Compensation Committee also decided to not make any adjustment for individual performance for our CEO.

Executive Compensation

The target annual cash incentive opportunities and the actual cash incentive payments made to the Named Executive Officers for fiscal 2016 were as follows:
Named Executive Officer	Fiscal 2016 Target Annual Cash Incentive Opportunity ($)	Financial Performance Factor	Target Multiplied by Financial Performance Factor	Actual Annual Cash Incentive Payment	Actual Annual Cash Incentive Payment (as a percentage of target)
Mr. Howe	$650,000	131.5%	$854,750	$854,750	131.5%
Mr. Jenson	$515,000	131.5%	$677,225	$673,000	130.9%
Mr. Erwin	$260,000	131.5%	$341,900	$340,000	130.9%
Mr. Jones	$263,250	131.5%	$346,174	$344,000	130.9%
Mr. May	$227,500	131.5%	$299,163	$310,000	135.0%
Long-Term Incentive Compensation
The Compensation Committee believes long-term incentive compensation is an effective tool for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Long-term incentive compensation can also serve to discourage inappropriate short-term risk-taking behaviors.
As with their other elements of compensation, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our "burn rate") in relation to the median proportions of the companies in our compensation peer group, the potential voting power dilution to our stockholders (our "overhang") in relation to the median practice of the companies in our compensation peer group, and the other factors described above.
For fiscal 2016, the Compensation Committee provided long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, in the form of options to purchase shares of our common stock (30%), RSU awards (30%), and PSU awards (40%). The mix of equity awards among stock options, RSU awards, and PSU awards reflected the Compensation Committee's objective of providing equity awards which align the compensation of our executive officers with the interests of our stockholders, reward our executive officers for our performance, and encourage their retention. The Committee sets long-term incentive target amounts based on the executives' responsibilities, length of service, demonstrated personal performance, Company performance, internal pay equity, tax considerations, and market and peer group data.
The equity awards granted to the Named Executive Officers for fiscal 2016 were as follows:
Named Executive Officer	Stock Options Granted (number of shares)	Restricted Stock Units Granted (number of shares)	Performance Stock Units Granted (number of shares)	Total Grant Date Fair Value ($)
Mr. Howe	174,847	65,180	86,907	$3,828,601
Mr. Jenson	71,759	26,786	35,714	$1,572,753
Mr. Erwin	63,571	15,723	41,929	$1,506,068
Mr. Jones	20,833	7,776	10,369	$456,601
Mr. May	27,778	10,369	106,133	$880,203

Stock Options and RSU Awards
The stock options and RSU awards granted to our executive officers in fiscal 2016 vest annually in equal increments over a period of four years beginning on the first anniversary of the date of grant. The four-year vesting period for stock options and RSU awards is intended to encourage retention while rewarding increases in the price of our common stock.
The following graph explains the design of the fiscal 2016 stock options and RSU awards:

Fiscal 2016 PSU Awards
The PSU awards granted to our executive officers in fiscal 2016 may be earned based on our financial performance as measured over a three-year performance period. Each PSU award entitles the holder to a number of shares of our common stock ranging from zero to 200% of the target number of units awarded. As described below, the three-year performance period for the PSU awards is intended to promote long-term earnings-per-share growth and stock price appreciation equal to or greater than the S&P Midcap 400 Index, as well as encourage retention.
The following graph and accompanying tables explain the design of the fiscal 2016 PSU awards:

The fiscal 2016 PSU awards will be earned based on our adjusted diluted EPS growth measured over a three-year performance period beginning April 1, 2015 and ending March 31, 2018 as set forth in the following table:

Fiscal 2016 PSU Awards — Performance Measure
Three-Year Earnings-Per-Share Growth	Resulting Fiscal 2018 Adjusted EPS	Percentage of Performance Units Earned(1)
Below 10%	Below $0.90	0
11%	$0.90	50%
11%	$1.00	100%
11%	$1.10	200%
(1)	The performance units earned are to be linear between the specified target levels.

Executive Compensation

Further, the number of units earned is subject to adjustment by as much as +/-20% based on our total stockholder return ("TSR") compared to the S&P Midcap 400 Index over the performance period as set forth below, subject to an overall cap of 1.2:
Fiscal 2016 PSU Awards — Modifier
Total Stockholder Return Percentile	Total Stockholder Return Modifier[1]
Below 25th	0.8
50th	1.0
75th and Above	1.2
(1)	The modifier between the specified target levels will be calculated using straight-line interpolation.

For purposes of the fiscal 2016 PSU awards, "total stockholder return" for us and the S&P Midcap 400 Index is to be calculated by dividing the difference between the starting and ending share price for the performance period (taking into account any dividends) by the starting share price. For purposes of calculating both our TSR and the TSR for the companies in the Index, the share prices will be calculated using the average of the opening and closing prices of the common stock for the 20 trading days preceding the starting and ending dates.
PSU Award for Mr. May
In June 2015, the Compensation Committee granted to Mr. May an additional PSU award covering 92,308 shares of our common stock. This PSU award may be earned based on our financial performance as measured over a two-year performance period ending June 30, 2017. This PSU award entitles Mr. May to a number of shares of our common stock ranging from zero to 100% of the target number of shares covered by the award.
The Compensation Committee granted this award to Mr. May as part of a broad-based equity grant to certain Connectivity key employees to ensure their retention during a critical time in the Company's growth. To provide effective motivation to these employees, the shares of our common stock subject to these awards will be earned only if we achieve or exceed certain specified stock price targets as established by the Compensation Committee at the time of grant.
Pursuant to the terms of his PSU award, provided Mr. May is continuously employed by us through the first regularly-scheduled meeting of the Compensation Committee following the last day of the performance period, he will vest in that number of shares of our common stock equal to 92,308 shares multiplied by the "share price factor" for the performance period. The "share price factor" will be determined based on the market price of a share of our common stock (which is to be calculated using the average of the opening and closing market prices of our common stock for the 20 trading days ending June 30, 2017) and is to be calculated as a percentage of that value (ranging from 0% to 100%) based on such value, with a threshold value of $25.00 or less resulting in a share price factor of 0% and a maximum value of $55.00 or more resulting in a share price factor of 100%.
Fiscal 2014 PSU Awards
The three-year performance period for fiscal year 2014 performance units ("2014 PSUs") was completed on March 31, 2016. The 2014 PSU award agreements required attainment of adjusted earnings per share for fiscal year 2016 ("FY2016 EPS") equal to at least $1.00 as a precondition to any payout under the 2014 PSUs. In calculating FY2016 EPS, certain adjustments to overall Non-GAAP EPS were required under the terms of the award agreements. Specifically, targeted FY2016 EPS associated with discontinued operations (the IT Infrastructure Management and 2Touch businesses) were added back, and required adjustments for non-cash compensation (adjusted for acquisitions), purchased intangible amortization (adjusted for acquisitions) and acquisitions were made, resulting in adjusted FY2016 EPS of $0.98, which is below the payout threshold. The Compensation Committee determined that the awards were forfeited.
Welfare and Health Benefits
Our executive officers, including the Named Executive Officers, are eligible to participate in the same tax-qualified retirement and welfare plans as our other full-time employees. We sponsor a Section 401(k) plan that provides for employer matching contributions paid in shares of our common stock, subject to specified vesting requirements. Our executive officers are also eligible to receive supplemental retirement benefits through our non-qualified retirement plan. We believe these benefits are important for attracting, motivating, rewarding, and retaining our executive officers, and are comparable to those retirement benefits being provided by companies in our compensation peer group.

Defined Benefit Pension Plan
None of our executive officers, including none of the Named Executive Officers, participate in or have an account balance in a tax-qualified defined benefit pension plan maintained by us.
Supplemental Executive Retirement Plan
While we do not maintain a defined benefit pension plan, our executive officers, including the Named Executive Officers, are eligible to participate in our non-qualified supplemental executive retirement plan (the "SERP") which enables them to contribute their pre-tax income into the plan through payroll deductions. We match contributions at a rate of 50% for each dollar contributed by a participant (up to 6% of his or her compensation) but only to the extent that the maximum matching contribution has not already been made under the Section 401(k) plan. These employer matching contributions are subject to a vesting requirement.
Health Benefit Plans
We maintain several broad-based employee benefit plans in which our executive officers, including the Named Executive Officers, are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. These include health benefits, life insurance, disability benefits, and an employee stock purchase plan. We believe these benefits encourage the overall health, stability and well-being of our executive officers and are comparable to those plans being provided by the companies in our compensation peer group.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We describe the perquisites and other personal benefits provided to the Named Executive Officers in footnote 4 to the Summary Compensation Table elsewhere in this proxy statement.
In the future, we may provide perquisites or other personal benefits in limited situations, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Agreements
In fiscal 2015, we renewed the employment agreements with our CEO and CFO. Each of these employment agreements has an initial three-year term and automatically renews thereafter for successive one-year terms unless we or the applicable executive officer elects not to extend the term upon 180 days' notice. As renewed, these employment agreements provide for the compensation arrangements for each executive officer, including an annual base salary and a target annual cash incentive opportunity.
These agreements also set forth the rights and responsibilities of each party and protect both parties' interests in the event of a termination of employment by providing our CEO and CFO with the opportunity to receive certain specified post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit our CEO and CFO from engaging directly or indirectly in competition with us, recruiting or soliciting any of our customers for a one-year period following termination of employment. These post-employment compensation arrangements are described in more detail in "Post-Employment Compensation" below and "Fiscal 2016 Potential Payments Upon Termination or Change in Control" elsewhere in this Proxy Statement.
For a description of the specific terms and conditions of the employment agreements with our CEO and CFO, see the discussion of "Employment Agreements" elsewhere in this Proxy Statement.

Executive Compensation
Post-Employment Compensation
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Accordingly, our CEO and CFO are eligible to receive certain specified payments and benefits in the event of a termination of employment in connection with a change in control of the Company as provided in their employment agreements. In addition, the other Named Executive Officers are eligible to participate in our 2010 Executive Officer Severance Plan, as amended in May 2015.
Our post-employment compensation arrangements have been designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign and not revoke a general release and waiver of any and all claims against us as a condition to receiving post-employment compensation payments or benefits.
We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
In determining payment and benefit levels under the various circumstances triggering the post-employment compensation arrangements for the Named Executive Officers, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with us.
In the case of the post-employment compensation arrangements in the event of a termination of employment in connection with a change in control of the Company, we believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called "double-trigger" arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We have not provided excise tax payments (or "gross-ups") relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including any of the Named Executive Officers. Consistent with our historical practice, in the future we intend to refrain from providing excise tax payments (or "gross-ups") relating to a change in control of the Company.
For information on the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2016, see "Fiscal 2016 Potential Payments Upon Termination or Change in Control" elsewhere in this Proxy Statement.
Compensation-Related Risks
As described above, the Compensation Committee considers many factors in making compensation decisions for our executive officers. One such factor is the risk associated with our executive compensation program. During the first quarter of fiscal 2016, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that this program does not create risks that are reasonably likely to have a material adverse effect on the Company. Material risk in the design of our executive compensation program is mitigated in several ways:
•	The weighting of our annual and long-term incentives appropriately balances the importance of our short-term and long-term financial and strategic objectives;

•	Our long-term incentive compensation awards to our executive officers are allocated between options to purchase shares of our common stock, restricted stock unit awards that may be settled for shares of our common stock, and performance restricted stock unit awards pursuant to which shares of our common stock may be earned, which provides a balance of incentives;
•	Our cash incentive plan contains caps on maximum payouts and the Compensation Committee retains authority to reduce incentive plan payouts in its discretion;
•	Our performance-based plans are not overly reliant on a single performance measure and include the use of multi-year performance measures to mitigate the risk of our executive officers focusing exclusively on short-term growth at the expense of sustained profitability and increase in stockholder value; and
•	Our stock ownership guidelines require our executive officers to hold significant amounts of our common stock, which commits an appropriate portion of their compensation to our long-term performance.
Section 5: Other Compensation Policies and Practices
Stock Ownership Guidelines
We believe that linking a significant portion of our executive officers' current and potential future net worth to our success, as reflected in the value of our common stock, helps to ensure that they have a stake similar to that of our stockholders. Our executive officers are subject to stock ownership guidelines designed to ensure that they have a meaningful stake in the Company. These guidelines are intended to balance an executive officer's need for portfolio diversification while ensuring that his or her interests are closely aligned with the interests of our stockholders. These stock ownership guidelines are as follows:

Executive Officer	Stock Ownership Requirement
Chief Executive Officer	Three times annual base salary
Other Executive Officers	One times annual base salary
Generally, each executive officer has five years from the date of appointment to attain the required ownership level. Under the guidelines, stock ownership includes shares of our common stock: purchased on the open market; owned jointly with, or separately by, immediate family members (spouse and dependent children); held in trust for the Named Executive Officer or an immediate family member; held through any Company-sponsored plan, such as an employee stock purchase plan, a qualified retirement plan, or a supplemental executive retirement plan; obtained through the exercise of stock options; and 50% of restricted stock unit awards (after deduction of applicable federal and state taxes).
Until his or her required ownership level is met, an executive officer is expected to retain 50% of the net shares of our common stock acquired upon option exercises, and 50% of the shares of our common stock issued upon the vesting of a restricted stock unit award or performance stock unit award (after deduction of applicable federal and state taxes). Failure to meet or, in unique circumstances, to show sustained progress toward meeting the above guidelines may result in a reduction in future equity awards or cash incentive payouts in the form of shares of our common stock.
As of March 31, 2016 each of the Named Executive Officers had satisfied his or her stock ownership requirement.
Please see the section entitled "Stock Ownership" elsewhere in this proxy statement for a presentation of the equity holdings of our executive officers, including the Named Executive Officers.
Compensation Recovery ("Clawback") Policy
We maintain a compensation recovery ("clawback") policy which provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of the intentional misconduct by an executive officer with a title of Senior Vice President or higher, our Board of Directors may require reimbursement for any bonus or other incentives (including equity awards) earned above what would have been earned under the restated financials, including any profits realized from the sale of our equity securities, that was paid to any executive officer during the 12-month period preceding the first public issuance or filing with the SEC of the financial document in which the material noncompliance was contained. The independent members of our Board of Directors will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the executive officer.

Executive Compensation

Notwithstanding the foregoing, we intend to evaluate this policy and take further action with respect to the recovery of excess incentive-based compensation that our Board of Directors determines to be necessary or advisable to comply with the requirements of applicable law (including, without limitation, Section 304 of the Sarbanes Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Policy prohibits our executive officers, including the Named Executive Officers, and the members of our Board of Directors from engaging in short sales, as well as hedging or monetization transactions (such as zero-cost collars and forward sales contracts) that involve the establishment of a short position in our common stock. In addition, our executive officers, including the Named Executive Officers, are prohibited from holding shares of our common stock in a margin account or otherwise pledging shares of our common stock as collateral for a loan.
Section 6: Tax and Accounting Considerations
The Compensation Committee periodically reviews the potential impact of the applicable tax and accounting rules on the material elements of our executive compensation program. These factors are considered by the Compensation Committee along with the other factors described above when making decisions about the annual and long-term incentive compensation awards for our executive officers.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is "performance-based compensation" within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) on the compensation paid to the Named Executive Officers.
Where reasonably practicable, the Compensation Committee seeks to qualify the performance-based incentive compensation paid or awarded to the Named Executive Officers for the "performance-based compensation" exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders. The Compensation Committee will continue to monitor the issue of deductibility of executive compensation, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of the Company and our stockholders.
Taxation of "Parachute" Payments
Sections 280G and 4999 of the Code provide that executive officers and members of our Board of Directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a "gross-up" or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a "gross-up" or other reimbursement.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report
In connection with its function to oversee Acxiom's executive compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Acxiom's Annual Report on Form 10-K for the year ended March 31, 2016 (incorporated therein by reference to this Proxy Statement on Schedule 14A).
Submitted by the Compensation Committee
William J. Henderson, Chair
Timothy R. Cadogan
William T. Dillard II
Richard P. Fox

Compensation Committee Interlocks and Insider Participation
At the end of fiscal year 2016, the Committee consisted of Mr. Henderson (Chair), Mr. Battelle, Mr. Cadogan, Mr. Dillard and Mr. Fox. All members of the Committee, while serving as members of that Committee during fiscal year 2016, were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Committee serving during fiscal year 2016 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2016, none of our executive officers served on the Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Committee or Board.

Executive Compensation

Schedule 1
Reconciliation of GAAP to Non-GAAP for
 Cash Incentive Plan Performance Measures
The following tables present a reconciliation of our GAAP revenue to Adjusted Revenue and our GAAP earnings per share to overall Non-GAAP earnings per share and Adjusted EPS.
Reconciliation of GAAP Revenue to Non-GAAP Adjusted Revenue for Fiscal Year 2016
(in thousands)

Revenues (GAAP)	$850,088
Plus: Budgeted revenue of ITO lost in divestiture	$207,525
Less: Budgeted revenue provided by Allant acquisition	$(2,000)
Adjusted Revenue	$1,055,613
Reconciliation of Non-GAAP Earnings Per Share to GAAP
EPS for Fiscal Years 2016 and 2015
(Unaudited)
(Dollars in thousands, except earnings (loss) per share)

For the Twelve Months Ended March 31,
2016	2015
Loss from continuing operations before income taxes	$(20,280)	$(41,347)
Income taxes	$(11,632)	$(14,805)
Net loss from continuing operations	$(8,648)	$(26,542)
Earnings from discontinued operations, net of tax	$15,351	$15,511
Net earnings (loss)	$6,703	$(11,031)
Earnings (loss) per share:
Basic	$0.09	$(0.14)
Diluted	$0.09	$(0.14)
Excluded items:
Purchased intangible asset amortization (cost of revenue)	$15,466	$11,454
Non-cash stock compensation (cost of revenue and operating expenses)	$31,463	$28,316
Impairment of goodwill and other	$6,829	$-
Restructuring charges and other adjustments (gains, losses, and other)	$12,132	$22,600
Separation and transformation costs (general and administrative)	$20,826	$31,269
Accelerated amortization (cost of revenue)	$1,850	$4,316
Total excluded items, continuing operations	$88,566	$97,955
Earnings from continuing operations before income taxes and excluding items	$68,286	$56,608
Income taxes	$21,456	$18,353
Non-GAAP net earnings	$46,830	$38,255
Non-GAAP earnings per share:
Basic	$0.60	$0.50
Diluted	$0.59	$0.49
Basic weighted average shares	77,616	77,106
Diluted weighted average shares	79,099	78,494

 Reconciliation of GAAP EPS to Adjusted EPS for Fiscal Year 2016
(Dollars and Shares in thousands, except earnings per share)

Earnings (loss) from continuing operations before income taxes	$(20,280)
Income taxes	$(11,632)
Net earnings (loss)	$(8,648)
Earnings for discontinued operations, net of tax	$15,351
Net earnings attributable to the Company	$6,703
Earnings per share attributable to Company stockholders:
Basic	$0.09
Diluted	$0.09
Earnings (loss) from continuing operations before income taxes	$(20,280)
Non-cash share-based compensation expense	$31,463
Purchased intangible asset amortization	$15,466
Incentive compensation expense	$22,356
Unusual items[1]	$41,637
Earnings from continuing operations before income taxes and excluding items	$90,642
Income taxes	$28,480
Net earnings	$62,162
Adjustment for budgeted net earnings of ITO lost in divestiture	$29,151
Adjustment for budgeted net loss provided by Allant acquisition	$965
Adjusted net earnings	$92,278
Diluted Non-GAAP earnings per share attributable to Company stockholders:	$1.17
Basic weighted average shares	77,616
Diluted weighted average shares	79,099
(1)	Unusual items include goodwill and other asset impairment charges of $6.8 million; restructuring charges and other adjustments of $12.1 million; separation of the MDS and ITO businesses and business transformation costs of $20.8 million; and, accelerated amortization of $1.9 million.

Executive Compensation

Summary Compensation Table
The following table shows the compensation earned by or awarded to our Named Executive Officers in fiscal years ended March 31, 2016, 2015 and 2014.
Named Executive Officer	Fiscal Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compensation[3]	All Other Compensation[4]	Total
Scott E. Howe Chief Executive Officer & President	2016	$650,000	-	$2,702,586	$1,126,015	$854,750	$7,950	$5,341,301
	2015	$650,000	-	$3,582,497	$1,803,208	$300,000	$7,800	$6,343,505
	2014	$650,000	-	$2,710,698	$919,323	$838,500	$7,650	$5,126,171
Warren C. Jenson Chief Financial Officer & Executive Vice President / President, International	2016	$515,000	-	$1,110,625	$462,128	$673,000	$90,673	$2,851,426
	2015	$511,250	-	$2,550,005	$510,525	$340,000	$38,625	$3,950,405
	2014	$485,412	-	$904,801	$306,855	$560,000	$8,025	$2,265,093
Richard E. Erwin President & General Manager, Audience Solutions	2016	$400,000	-	$1,099,424	$406,645	$340,000	$78,801	$2,324,869
	2015	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-
Jerry C. Jones Chief Ethics and Legal Officer & Executive Vice President	2016	$405,000	-	$322,437	$134,165	$344,000	$19,670	$1,225,271
	2015	$402,500	$80,000	$291,649	$144,648	$172,000	$31,148	$1,121,945
	2014	$390,618	-	$293,058	$99,387	$330,000	$17,349	$1,130,412
S. Travis May President & General Manager, Connectivity	2016	$340,000	-	$701,313	$178,890	$310,000	$30,350	$1,560,553
	2015	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-
1	These amounts reflect the grant date fair value of awards of RSUs, performance units and performance restricted stock units. We calculated the amounts in accordance with financial statement reporting rules. For RSUs granted in fiscal year 2016, the amount was determined by reference to quoted market prices for the shares on their grant date, which was $17.49 for all except Mr. Erwin's RSUs, which was $19.07. For performance units granted in fiscal year 2016, we estimated each performance unit's grant date fair value to be $19.98 using a Monte Carlo simulation model. The amount reported for performance units is based on the probable outcome of the underlying performance conditions, measured as of the grant date (100% of target value). For Mr. Erwin's inducement performance units granted in fiscal 2016, we estimated the grant date fair value to be $19.07 using a Monte Carlo simulation model, measured at 100% of target value. For Mr. May's PRSUs granted in fiscal year 2016, we estimated the grant date fair value to be $2.94 using a Monte Carlo simulation model and the maximum number of shares that can be earned. The grant date fair value for the fiscal year 2016 awards at the highest level of performance for each executive is: Mr. Howe $5,391,189, Mr. Jenson $2,214,891, Mr. Erwin $2,305,654, Mr. Jones $643,036, and Mr. May $1,128,777.
2	These amounts reflect the grant date fair value of awards of stock options. We calculated the option amounts in accordance with financial statement reporting rules using a customized binomial lattice option pricing model with the following weighted-average assumptions:

Fiscal Year	Dividend Yield	Risk-Free Interest Rate	Expected Duration	Expected Volatility	Suboptimal Exercise Multiple
2016	0%	2.20%	4.5 years	40%	1.4
2015	0%	2.50%	4.4 years	43%	1.4
2014	0%	2.00%	4.3 years	35%	1.3
3	These amounts represent annual cash incentive awards earned by the Named Executive Officers under the Cash Incentive Plan based on Company results. For more information regarding how these determinations were made, see the subsection entitled "Annual Cash Incentives" on page 30.

4	The amounts disclosed in the "All Other Compensation" column for fiscal 2016 includes the following:

Named Executive Officer	401(k) Matching Contributions	Non-qualified deferred compensation plan/SERP matching contributions	Other	Total
Mr. Howe	$7,950	-	-		$7,950
Mr. Jenson	-	-	$90,673	[a]	$90,673
Mr. Erwin	$5,000	-	$73,801	[b]	$78,801
Mr. Jones	$8,193	$11,477	-		$19,670
Mr. May	$7,950	-	$22,400	[c]	$30,350
a	Represents $69,878 of moving expenses and $20,795 attributable to the cash cost of spouse airfare paid in relation to Mr. Jenson's international assignment.
b	Represents the following paid in relation to Mr. Erwin's relocation to Redwood City, CA: (i) $10,000 of relocation allowance, (ii) $19,486 of moving expense and (iii) $44,315 of additional moving expenses, including $27,540 in associated tax reimbursement.
c	Represents the allocated cost of a company-leased apartment in San Francisco. The apartment was used by Mr. May on an intermittent basis during fiscal 2016 in connection with company business. The amount represents rent allocated based on days used.

Executive Compensation
Grants of Plan-Based Awards for Fiscal Year 2016
The following table shows grants of plan-based awards made to our Named Executive Officers during fiscal 2016. Non-equity incentive plan awards were granted under the 2010 Cash Incentive Plan and stock and option awards were granted under the Amended and Restated 2005 Equity Compensation Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott E. Howe	N/A	$162,500	$650,000	$1,300,000
	5/20/2015				43,454	86,907	208,577				$1,562,588
	5/20/2015							65,180			$1,139,998
	5/20/2015								174,847	17.49	$1,126,015
Warren C. Jenson	N/A	$128,750	$515,000	$1,030,000
	5/20/2015				17,857	35,714	85,714				$642,138
	5/20/2015							26,786			$468,487
	5/20/2015								71,759	17.49	$462,128
Richard E. Erwin	N/A	$65,000	$260,000	$520,000
	4/13/2015				20,965	41,929	100,630				$799,586
	4/13/2015							15,723			$299,838
	4/13/2015								42,381	19.07	$271,099
	4/13/2015								21,190	19.07	$135,546
Jerry C. Jones	N/A	$65,813	$263,250	$526,500
	5/20/2015				5,185	10,369	24,886				$186,435
	5/20/2015							7,776			$136,002
	5/20/2015								20,833	17.49	$134,165
S. Travis May	N/A	$56,875	$227,500	$455,000
	5/20/2015				6,913	13,825	33,180				$248,574
	5/20/2015							10,369			$181,354
	5/20/2015								27,778	17.49	$178,890
	7/1/2015					92,308	92,308				$271,386
1	The fair value of the performance unit awards was determined using a Monte Carlo simulation model based on the probable outcome, 100% of target. For RSU awards, the fair value was determined by reference to quoted market prices for the shares of our common stock. The fair value of stock options was calculated using a customized binomial lattice option pricing model with the assumptions referenced in note 2 to the Summary Compensation Table.
For a description of bonus opportunities under the Cash Incentive Plan, see Annual Cash Incentives beginning on page 30. For a description of PSU awards, stock options and RSU awards, see Long-Term Incentive Compensation beginning on page 33.

Outstanding Equity Awards at 2016 Fiscal Year End
The following table shows equity awards that we have made to our NEOs that were outstanding as of March 31, 2016.

Option Awards[1]							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Unearned Stock Appreciation Rights	Option Exercise Price ($)	Option Expiration Date	Share or Unit Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)	Number of Shares or Units of Stock That Have Not Vested[4] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)
		Exercisable	Unexercisable
Scott E. Howe	07/29/2011	123,819			$13.74	07/29/2021
		221,106			$13.74	07/29/2021
	05/21/2012	123,153	41,051		$13.28	05/21/2022	05/21/2012			18,966	$406,631
	05/23/2013	68,098	68,098		$21.46	05/23/2023	05/23/2013			25,862	$554,481
	05/20/2014	38,649	115,947		$21.17	05/20/2024	05/20/2014	72,195	$1,547,861	40,609	$870,657
	05/27/2014			245,404	$40.00	03/31/2017	05/27/2014	128,204	$2,748,694
	05/20/2015		174,847		$17.49	05/20/2025	05/20/2015	86,907	$1,863,286	65,180	$1,397,456
Warren C. Jenson	01/13/2012	26,934			$13.40	01/13/2022
		157,024			$13.40	01/13/2022
	05/21/2012	46,089	15,363		$13.28	05/21/2022	05/21/2012			7,473	$160,221
	05/23/2013	22,730	22,730		$21.46	05/23/2023	05/23/2013			8,632	$185,070
	05/20/2014	15,679	47,039		$21.17	05/20/2024	05/20/2014	29,268	$627,506	16,463	$352,967
							03/27/2015	71,429	$1,531,438	37,500	$804,000
	05/20/2015				$17.49	05/20/2025	05/20/2015	35,714	$754,994	26,786	$574,292
Richard E. Erwin	04/13/2015		42,381		$19.07	04/13/2025	04/13/2015	41,929	$898,958	15,723	$337,101
	04/13/2015	21,190			$19.07	04/13/2025
Jerry C. Jones	10/2/2001	23,975			$11.14	10/2/2016
	08/07/2002	37,226			$16.35	08/07/2017
	08/07/2002	19,427			$20.44	08/07/2017
	08/07/2002	20,193			$24.53	08/07/2017
	10/04/2007	40,000			$15.66	10/4/2017
	05/22/2008	35,098			$13.70	05/22/2018
	06/29/2009	20,000			$8.90	06/29/2019
	05/18/2010	8,264			$17.79	05/18/2020
	05/16/2011	12,663			$13.75	05/16/2021
	05/21/2012	11,942	3,981		$13.28	05/22/2022	05/21/2012			1,839	$39,428
	05/23/2013	7,362	7,362		$21.46	05/23/2023	05/23/2013			2,796	$59,946
	05/20/2014	4,442	13,328		$21.17	05/20/2024	05/20/2014	8,293	$177,802	4,665	$100,018
	05/20/2015		20,833		$17.49	05/20/2025	05/20/2015	10,369	$222,311	7,776	$166,717
S. Travis May	01/24/2012	16,740			$1.10	01/23/2022
	07/24/2012	3,986	1,063		$1.10	07/23/2022
	02/20/2013	7,972	19,929		$0.85	02/19/2023
	07/24/2013	2,989	1,993		$0.85	07/23/2023
	03/24/2014	16,544	29,229		$2.58	03/24/2024
							07/1/2014			58,930	$1,263,459
	11/11/2014	4,266	12,799		$19.18	11/11/2024	11/11/2014			4,480	$96,051
	05/20/2015		27,778		$17.49	05/20/2025	05/20/2015	13,825	$296,408	10,369	$222,311
							07/01/2015	92,308	$1,979,084
1	The vesting schedule for stock options granted during and after fiscal year 2008 is 25% per year beginning on the first anniversary of the grant date. The vesting schedule for stock options granted prior to fiscal year 2008 is 20% beginning on the second anniversary of the grant date and 20% annually thereafter through the sixth anniversary of the grant date. Mr. Howe's premium priced stock appreciation rights, or PSARs, are scheduled to vest based on the achievement of performance goals at the end of the three-year performance period.
2	Performance units vest subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. In the case of fiscal years 2014, 2015 and 2016 grants of performance units, each recipient may become vested in a number of shares based on the Company's diluted earnings per share for fiscal years 2016, 2017 and 2018 respectively. The awards are also subject to further adjustment depending on the total shareholder return of our common stock compared to the total shareholder return of our peer group for the 2013 and 2014 grants and the S&P Midcap 400 index for the 2016 grants. Although shown in the table, the performance units granted in fiscal 2014 were subsequently cancelled because the Compensation Committee exercised discretion in determining the threshold performance criteria was not met. For Mr. Howe's and Mr. Jenson's PRSUs we estimated the grant date fair value to be $5.18 and $5.33, respectively, using a Monte Carlo simulation model. The PRSUs awarded to Mr. Howe (May 27, 2014) and Mr. Jenson (March 27, 2015) are scheduled to vest based on a specified appreciation in our share price over a 3-year performance period and attainment of a specified level of revenue.
3	This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock on March 31, 2016, which was $21.44.
4	Represents awards of RSUs that vest over a four-year period in equal increments beginning on or around the first anniversary of the grant date.

Executive Compensation
Option Exercises and Stock Vested During Fiscal Year 2016
The following table shows the value realized by our NEOs on stock awards vesting during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Scott E. Howe	-	-	59,674	$1,012,388
Warren C. Jenson	-	-	32,875	$611,058
Richard E. Erwin	-	-	-	-
Jerry C. Jones	-	-	6,282	$105,993
S. Travis May	50,617	$1,078,693	60,424	$1,068,306
1	The stock awards values were determined by multiplying the number of shares acquired on vesting by the closing market price of the Company's common stock on the vesting date.

Nonqualified Deferred Compensation During Fiscal Year 2016
The Company maintains the Acxiom Corporation Non-Qualified Deferral Plan, or SERP, that includes participation by our NEOs.

Name	Executive Contributions in Fiscal Year 2016[1]	Registrant Contributions in Fiscal Year 2016[2]	Aggregate Earnings in Fiscal Year 2016[3]	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/2016[4]
Scott E. Howe	-	-	-	-	-
Warren C. Jenson	-	-	$1,060	-	$65,606
Richard E. Erwin	-	-	-	-	-
Jerry C. Jones	$42,042	$11,477	$1,217	-	$247,019
S. Travis May	-	-	-	-	-
1	These amounts are included in the "Salary" column of the Summary Compensation Table for fiscal year 2016.
2	These amounts are included in the "All Other Compensation" column of the Summary Compensation Table for fiscal year 2016.
3	None of the earnings are above-market earnings and are therefore not reflected in the Summary Compensation Table.
4	The amounts included in this column that were previously reported in the Summary Compensation Table for previous fiscal years for Mr. Jones include $45,975 for 2015 and $37,921 for 2014.
Non-Qualified Deferral Plan or SERP
The purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of certain limits that apply under the Company's 401(k) plan and to receive a corresponding matching contribution. Participants may defer up to 90% of their pre-tax income. Under both the SERP and the 401(k) plan, the Company matches a participant's combined contributions at a rate of $0.50 on the dollar up to the first 6% of the participant's compensation. The matching contribution for the employee's SERP deferrals up to the annual limit established by IRS regulations is made in cash to the employee's SERP account. For SERP deferrals in excess of annual IRS limits, the matching contribution is provided under the Non-Qualified Matching Contribution Plan and is made in shares of our common stock. In each case, the rate of matching contribution is the same. The matching contribution vests at 20% after two years of employment and 20% each year thereafter until fully vested. Vesting is accelerated in the event of death, disability or retirement.
The investment choices for participant contributions under the SERP are similar to those provided under the 401(k) plan. A participant's contributions are deemed to be invested in certain funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any shares in the investments.

Prior to deferring compensation, participants must elect the time and manner of their account payouts. Benefits are paid as elected by the participant at the time of the deferral in the form of a single lump sum payment, equal annual installments over a period of years or an annuity. Under limited circumstances, participants may change the time and manner of their account payouts or receive distributions on account of a financial hardship or other conditions.

Potential Payments Upon Termination or Change in Control
The tables and narrative below reflect the amount of compensation payable to each of the NEOs in the event of termination of the executive's employment under the various circumstances described. The amounts shown assume that the termination was effective as of March 31, 2016 and include amounts earned through that time. These are only estimates of the amounts which would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of an executive's actual separation from the Company.
Potential Payments Upon Termination
Regardless of the manner in which an NEO's employment terminates, he or she may be entitled to receive amounts earned during his/her term of employment. These amounts include:
•	base salary earned through the date of termination; and
•	amounts accrued and vested through the Company's 401(k) plan, SERP or Deferred Plan.
Employment Agreements. Mr. Howe entered into a new employment agreement with the Company effective July 26, 2014, and Mr. Jenson entered into a new employment agreement with the Company effective January 11, 2015 (collectively the "Employment Agreements"). Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are entitled to termination payments if either of them is terminated by us without cause or if either of them resigns for good reason. For this purpose "cause" is generally defined to include a willful failure to substantially perform duties following a cure period, intentional misconduct or gross negligence that is materially injurious to the Company, a conviction of a felony or a material breach of the agreement or other policy that remains following a cure period and "good reason" is generally defined to include a material reduction or change in title, position or responsibilities, a reduction in salary, breach of the agreement by the Company that remains following a cure period, and, in the Jenson Agreement, a material change in his reporting relationship or a requirement for relocation more than 50 miles away. Additionally, the Employment Agreements provide for certain payments in the case of non-renewal, change in control and death and disability.
Severance Policy. On November 9, 2010, the Company adopted the Acxiom Corporation 2010 Executive Severance Policy (the "Severance Policy"), as amended May 19, 2015, which provides certain benefits to all officers of the Company designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, except for those officers with employment agreements in effect, in the event of a without cause termination or following a change in control without a termination, a without cause termination or resignation for good reason. For this purpose "cause" is generally defined to include a willful failure to substantially perform duties following a cure period, willful misconduct, gross negligence that is materially injurious to the Company, a conviction of a felony or fraud crime, or a material breach of the Severance Policy or other policy that remains after a cure period. As of March 31, 2016, Mr. Jones and Mr. Erwin are covered by the terms of the Severance Policy.
Termination Without Cause, Resignation for Good Reason or Non-Renewal of Employment Agreements
Employment Agreements. In the event of a qualifying termination (other than non-renewal of employment agreement for Mr. Jenson), subject to the Company receiving a general release of claims from him, each of Mr. Howe and Mr. Jenson will be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 200% of base salary, (iv) an amount equal to 200% of average annual bonus based on the preceding two years bonus payments

Executive Compensation
prior to the fiscal year in which the termination occurs, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results, (vi) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination according to the terms of the plan, policy or program, and (vii) vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. If the qualifying termination is a non-renewal of his employment agreement, the percentage for Mr. Jenson in (iii) and (iv) above will be 100% and all the other provisions above will remain the same.
The amounts referred to in clauses (i)-(iv) above are to be paid immediately following a waiting period which is generally 30 days following the termination date but which will be extended to 60 days if the termination is in connection with an exit incentive program or other employee termination program offered to a group or class of employees as defined under the Older Worker Benefit Protection Act (the "Delay Period"). Payment of the prorated fiscal year bonus will occur 90 days after the end of the fiscal year in which the termination occurs. Vesting of performance units will occur immediately following expiration of the Delay Period for performance units that are earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for performance units related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on the Company's actual performance.
Severance Policy. Under the Severance Policy, if Mr. Erwin or Mr. Jones is involuntarily terminated by the Company without cause other than in connection with a change in control, upon executing a general release of claims against the Company which includes a one-year non-competition and non-solicitation restrictions, he will receive an amount equal to 100% of base salary, 100% of his average annual bonus based on their bonus payment for the preceding two years prior to termination (using target bonus for the portion of time he has been employed if less than two years), a prorated bonus based on the actual fiscal year results and a prorated portion of any performance units (i) that are earned but unvested or (ii) for which the performance period is ongoing at the time of termination and for which at least one year of the performance period has elapsed. The base salary and average annual bonus will be paid on regular paydays during the 12 months following the Delay Period. The prorated bonus will be paid within 90 days after the end of the fiscal year in which the termination occurs or following the Delay Period, whichever is later. Vesting of performance units will occur within 30 days of the expiration of the Delay Period for performance units earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for performance units related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on actual Company performance.
Retirement or Voluntary Termination. In the event of retirement or voluntary termination, Mr. Howe, Mr. Jenson, Mr. Erwin and Mr. Jones will receive earned but unpaid base compensation through his or her retirement or termination date and any amounts accrued and vested to which he or she is otherwise entitled under a plan, program or policy of the Company.
Death or Disability. In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through Company retirement plans, Mr. Howe, Mr. Jenson, Mr. Erwin and Mr. Jones will receive benefits under the Company's life insurance plan or disability plan, as applicable. Also, upon death or six months following commencement of long-term disability payments, all unvested RSUs and stock options will vest, and all performance units related to a completed performance period will vest based on actual Company attainment of the specified performance targets.
Employment Agreements. The Employment Agreements provide that in the event of termination as a result of death or disability, each of Mr. Howe and Mr. Jenson or their respective estates would be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination according to the terms of the plan, policy or program, (iii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, and (iv) the amount of any target cash bonus for the fiscal year in which the date of termination occurs, prorated based on the portion of the applicable year he worked for the Company before the date of termination. The amounts in (i)-(iii) would be paid at the time it would otherwise have been paid had he remained employed. The amount in (iv) would be paid within 60 days of the date of termination.
Potential Payments Upon Change in Control
Employment Agreements. Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are eligible to receive change in control payments if they are terminated from employment by the Company without cause within 24 months following a change in control, or if they resign for good reason within 24 months following a change in control. The amount payable in the event of a qualifying termination, subject to the Company receiving a general release of claims, is: (i) all earned base salary and benefits payable through the date of termination; (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 300% of the current base salary under the Howe Agreement and 200% of the current base salary under the Jenson Agreement, (iv) an amount equal to 300% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Howe agreement, and an amount of 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Jenson Agreement, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results and (vi) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company. In addition, all equity awards (other than performance units) which are outstanding but unvested would vest. Payments under clauses (i)-(iv) would be made in a lump sum immediately following the Delay Period.
Regardless of whether Mr. Howe or Mr. Jenson is terminated, vesting would immediately occur upon a change in control for a prorated portion of performance units which are earned but unvested or for which the performance period is ongoing but for which one year of the performance period has elapsed at the time of the change in control.
In the event that Mr. Howe or Mr. Jenson is terminated without cause or resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, upon the consummation of the change in control Mr. Howe or Mr. Jenson would receive, in addition to any amounts they received for a without-cause or good-reason termination: (i) an amount equal to the value of all unvested equity that was forfeited upon termination, except performance units, that would have vested on or prior to a termination without cause or for good reason following a change in control had he remained employed until the change in control using the value of the Company's common stock implied by the change in control price of the stock, and (ii) an amount equal to the difference between what was actually paid with respect to performance units and that which would have been paid had he remained employed through the date of the change in control. Additionally, Mr. Howe shall be entitled to a payment equal to 100% of his then current base salary and 100% of his average annual bonus for the two years preceding the fiscal year in which the termination occurred. These payments shall be made on the later of the expiration of the Delay Period applicable to the actual termination or contemporaneously with the change in control (or within 10 days thereafter).
Severance Policy. Under the Severance Policy, benefits are due if Mr. Erwin or Mr. Jones or is terminated by the Company without cause or resigns for good reason (which includes a resignation following a demotion, reduction in salary, relocation, or material reduction in responsibilities, authority or duties, as set forth in the Severance Policy) within a two-year period following a change in control. Upon execution of a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, benefits paid would include: (i) 150% of the base salary (ii) 150% of the average annual bonus for the two years preceding the fiscal year in which the termination occurs, (iii) a prorated bonus based on the actual fiscal year results for the fiscal year in which the termination occurs and (iv) vesting of all equity awards except for performance units. Benefits under clause (i) and (ii) and would be paid in a lump sum on the next regular payroll cycle following the expiration of the Delay Period; benefits under (iii) would be paid within 90 days after the end of the fiscal year in which the termination occurs, and benefits under clause (iv) would be processed within 30 days of the expiration of the Delay Period. Regardless of whether Mr. Erwin or Mr. Jones is terminated, at the time of a change in control, a prorated portion of any performance units which are earned but unvested or for which the performance period is ongoing at the time of the change in control and for which at least one year of the performance period has elapsed will vest according to the terms of the Severance Policy. The performance units would be processed within 30 days of the change in control.
Arrangements with Mr. May. Pursuant to his equity award agreement dated November 11, 2014, in the event that Mr. May's employment is involuntary terminated other than for "cause" (as defined in the agreement), all outstanding and unvested equity awards held by him as of November 11, 2014 will vest in full as of the date of such termination of employment.
In addition, in the event that Mr. May's employment is involuntary terminated other than for "cause" or he resigns for "good reason" within two years following a change in control of the Company, the payments and benefits to which Mr. May will be eligible will be governed by the 2010 Acxiom Senior Vice President and Special Situation Associate Change in Control Policy (the "Policy") and not the foregoing agreement. In this situation, Mr. May will be eligible to receive the following payments and benefits:
•	A cash payment equal to his (i) annual base salary and average annual cash bonus and (ii) actual cash bonus for the year of termination; and

Executive Compensation

•	Full acceleration of vesting of all outstanding and unvested (other than performance unit awards) granted prior to the date of the Change in Control.
In the case of any outstanding Performance unit awards held by Mr. May, in the event of a change in control of the Company, whether or not accompanied by a termination of employment, he will earn and become fully vested in a pro rata portion of any such awards for performance periods that are ongoing as of the change in control and for which at least one-year of the performance period has elapsed as of the change in control as calculated pursuant to the Policy. The amount of the pro rata performance unit awards will be determined in accordance with the terms of the award agreement based upon the Company's performance as of the date of the change in control as if the performance period had been completed, and then multiplied by a fraction, the numerator of which is the full number of calendar months that have elapsed since the beginning of the performance period and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture.
Scott E. Howe
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of March 31, 2016 for Scott E. Howe, our Chief Executive Officer & President.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Non-Renewal by the Company	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control[1]	Death or Disability
Severance	-	$2,454,750	[2]	-	$2,454,750	[2]	-		$3,682,125	[3]	-
Cash Incentive Plan	-	$854,750	[4]	-	$854,750	[4]	-		$854,750	[4]	$854,750	[5]
SERP or Deferred Plan	-	-		-	-		-		-		-
Stock Options	-	-		-	-		-	[6]	$1,056,928	[7]	$1,056,928	[8]
Restricted Stock Units	-	-		-	-		-	[6]	$3,229,225	[7]	$3,229,225	[8]
Performance Units	-	$1,653,003	[7]	-	$1,653,003	[7]	$1,653,003	[7]	-		-
Total	-	$4,962,503		-	$4,962,503		$1,653,003	[9]	$8,823,028	[9]	$5,140,903
1	Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control.
2	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents: 300% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4	Represents fiscal 2016 actual bonus.
5	In the event of his death or disability, Mr. Howe's employment agreement specifies that he or his survivors will receive payment of any earned but unpaid bonus. This represents fiscal 2016 bonus.
6	The Company's equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors.
7	If Mr. Howe's employment is terminated without cause or he resigns for good reason or his contract is not renewed by the Company, his employment agreement provides for prorated vesting of certain performance units. His employment agreement also provides for prorated vesting of certain performance units upon the consummation of a change in control, whether or not his employment is terminated. If his employment is terminated within 24-months following a change in control, vesting of any unvested stock options or RSUs will be accelerated. The stock option value was determined by subtracting the strike price from the closing stock price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016. The performance unit value was determined by multiplying the closing price of our common stock on March 31, 2016 by a prorated portion of the performance units for which one year of the performance period was completed; however, this amount would be decreased if actual attainment at the time of the change in control was less than 100%.
8	Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
9	Under his employment agreement, if his total payments or benefits constitute "parachute payments" under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

Warren C. Jenson
The following table shows the potential payments upon a hypothetical termination or a change in control of the Company effective as of March 31, 2016 for Warren C. Jenson, our Chief Financial Officer & Executive Vice President / President, International.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Non-Renewal by the Company	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control[1]	Death or Disability
Severance	-		$1,930,000	[2]	-		$965,000	[3]	-		$2,895,000	[2]	-
Cash Incentive Plan	-		$673,000	[4]	-		$673,000	[4]	-		$673,000	[4]	$673,000	[5]
SERP or Deferred Compensation Plan	$58,942	[6]	$58,942	[6]	$58,942	[6]	$58,942	[6]	-	[7]	$58,942	[6]	$65,606	[6]
Stock Options	-		-		-		-		-	[8]	$138,063	[9]	$138,063	[10]
Restricted Stock Units	-		-		-		-		-	[8]	$2,076,550	[9]	$2,076,550	[10]
Performance Units	-		$670,002	[9]	-		$670,002	[9]	$670,002	[9]	-		-
Total	$58,942		$3,331,944		$58,942		$2,366,944		$670,002	[11]	$5,841,555	[11]	$2,953,219
1	Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control.
2	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents: 100% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4	Represents fiscal year 2016 actual bonus.
5	In the event of his death or disability, the terms of Mr. Jenson's employment agreement specify he or his survivors will receive payment of any earned but unpaid bonus.
6	This amount consists of voluntary deferrals, earnings on investments and vested Company matching contributions as of March 31, 2016 under the SERP. Any unvested matching contributions are forfeited upon termination except in the case of death or disability, at which time any unvested match automatically vests.
7	The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.
8	The Company's equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors.
9	If Mr. Jenson's employment is terminated without cause or he resigns for good reason, his employment agreement provides for prorated vesting of certain performance units. His employment agreement also provides for prorated vesting of certain performance units upon the consummation of a change in control, whether or not his employment is terminated. If his employment is terminated within 24-months following a change in control, vesting of any unvested stock options or RSUs will be accelerated. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options in the grant. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016. The performance units' value was determined by multiplying the closing price of the Company's common stock on March 31, 2015 by, in the event of a change in control, a prorated portion of the performance units for grants for which one year of the performance period was completed; however, this amount would be decreased if actual attainment at the time of the change in control was less than 100%.
10	Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
11	Under his employment agreement, if his total payments or benefits constitute "parachute payments" under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

Executive Compensation

Richard E. Erwin
The following table shows the potential payments upon a hypothetical termination or a change in control of the Company effective as of March 31, 2016 for Richard E. Erwin, our President & General Manager, Audience Solutions.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	$660,000	[1]	-	-		$984,000	[2]	-
Cash Incentive Plan	-	$340,000	[3]	-	-		$340,000	[3]	-
SERP or Deferred Compensation Plan	-	-		-	-		-		-
Stock Options	-	-		-	-	[4]	$100,443	[5]	$100,443	[5]
Restricted Stock Units	-	-		-	-	[4]	$337,101	[5]	$337,101	[6]
Performance Units	-	$299,653	[7]	-	$299,653	[7]	-		-
Total	-	$1,299,653		-	$299,653		$1,761,544		$437,544
1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents fiscal year 2016 actual bonus.
4	The Company's equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors.
5	Represents accelerated vesting of all Mr. Erwin's unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
6	Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
7	Represents accelerated vesting of: (i) performance units earned during a completed performance period that remain unvested, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date; and (ii) performance units for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The performance units' value was determined by multiplying the closing price of our common stock on March 31, 2016 by the number of prorated performance units: (a) earned during a completed performance period; and (b) at 100% of target attainment for performance periods that are ongoing as of March 31, 2016, however, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.
8	Represents accelerated vesting of: (i) performance units earned during a completed performance period that remain unvested, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date; and (ii) performance units for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The performance units value was determined by multiplying the closing price of our common stock on March 31, 2016 by the number of prorated performance units: (a) earned during a completed performance period; and (b) at 100% of target attainment for performance periods that are ongoing as of March 31, 2016; however, this amount would be based on actual Company attainment at the time of the change in control and would be decreased if the Company achieved less than 100% attainment of the objectives.
9	If the total payment to Mr. Erwin under the Severance Policy constitutes a "parachute payment" under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

Jerry C. Jones
The following table shows the potential payments upon a hypothetical termination or a change in control of the Company effective as of March 31, 2016 for Jerry C. Jones, our Chief Ethics and Legal Officer & Executive Vice President.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-		$656,000	[1]	-		-		$984,000	[2]	-
Cash Incentive Plan	-		$344,000	[3]	-		-		$344,000	[3]	-
SERP or Deferred Compensation Plan	$247,019	[4]	$247,019	[4]	$247,019	[4]	-	[5]	$247,019	[4]	$247,019	[4]
Stock Options	-		-		-		-	[6]	$118,374	[7]	$118,374	[8]
Restricted Stock Units	-		-		-		-	[6]	$366,109	[7]	$366,109	[8]
Performance Units	-		$266,742	[9]	-		$266,742	[10]	-		-
Total	$247,019		$1,513,761		$247,019		$266,742	[11]	$2,059,502	[11]	$731,502
1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents fiscal year 2016 actual bonus.
4	This amount consists of voluntary deferrals, earnings on investments and vested Company matching contributions as of March 31, 2016 under the SERP. Mr. Jones is fully vested in the SERP.
5	The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.
6	The Company's equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors.
7	Represents accelerated vesting of all Mr. Jones' unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
8	Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
9	Represents accelerated vesting of: (i) performance units earned during a completed performance period that remain unvested, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date; and (ii) performance units for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The performance units' value was determined by multiplying the closing price of our common stock on March 31, 2016 by the number of prorated performance units: (a) earned during a completed performance period; and (b) at 100% of target attainment for performance periods that are ongoing as of March 31, 2016, however, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.
10	Represents accelerated vesting of: (i) performance units earned during a completed performance period that remain unvested, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date; and (ii) performance units for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The performance units value was determined by multiplying the closing price of our common stock on March 31, 2016 by the number of prorated performance units: (a) earned during a completed performance period; and (b) at 100% of target attainment for performance periods that are ongoing as of March 31, 2016; however, this amount would be based on actual Company attainment at the time of the change in control and would be decreased if the Company achieved less than 100% attainment of the objectives.
11	If the total payment to Mr. Jones under the Severance Policy constitutes a "parachute payment" under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

Executive Compensation
S. Travis May
The following table shows the potential payments upon a hypothetical termination or a change in control of the Company effective as of March 31, 2016 for S. Travis May, our President & General Manager, Connectivity.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-		-	-		$425,717	[1]	-
Cash Incentive Plan	-	-		-	-		$310,000	[2]	-
SERP or Deferred Compensation Plan	-	-		-	-		-		-
Stock Options	-	$1,024,254	[3]	-	-	[4]	$1,162,903	[5]	-
Restricted Stock Units	-	$1,263,459	[3]	-	-	[4]	$1,359,510	[5]	-
Performance Units	-	-		-	$98,803	[6]	$98,803	[6]	-
Total	-	$2,287,713		-	$98,803	[7]	$3,356,932	[7]	-
1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents fiscal year 2016 actual bonus.
3	Represents accelerated vesting of Mr. May's unvested stock options and RSUs held by him as of November 11, 2014. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
4	The Company's equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors.
5	Represents accelerated vesting of all Mr. May's unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 31, 2016 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2016.
6	Represents accelerated vesting of: (i) performance units earned during a completed performance period that remain unvested, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date; and (ii) performance units for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The performance units' value was determined by multiplying the closing price of our common stock on March 31, 2016 by the number of prorated performance units: (a) earned during a completed performance period; and (b) at 100% of target attainment for performance periods that are ongoing as of March 31, 2016, however, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.
7	If the total payment to Mr. May under the Severance Policy constitutes a "parachute payment" under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

Non-Employee Director Compensation
The Governance/Nominating Committee of the Board of Directors reviews and makes a recommendation to the full Board regarding the compensation to be paid to the non-employee directors each year. In the past fiscal year, the base annual retainer for each non-employee director, except for the Non-Executive Chairman of the Board, was $188,000, of which $128,000 was payable in Company common stock and $60,000 was payable in stock or cash at the election of each director. The base annual retainer for the Non-Executive Chairman of the Board in the past fiscal year was $300,000, of which $210,000 was payable in Company common stock and $90,000 was payable in stock or cash at the election of the Non-Executive Chairman. An additional $10,000 per committee was payable to each non-employee director for his or her service on the Audit/Finance, Compensation and Governance/Nominating Committees, payable in stock or cash at the election of each director. No compensation is paid for service on the Executive Committee. The chairs of the Audit/Finance, Compensation and Governance/Nominating Committees were paid an additional $25,000; $25,000; and $15,000, respectively, as compensation for their additional responsibilities as chairs, payable in stock or cash at the election of each chair.
Director fees are set at the time of each year's annual meeting of stockholders and are paid on a quarterly basis. The Company reimburses its outside directors for travel and other expenses directly incurred by them in connection with their service to the Company. In 2008, the Board adopted the Acxiom Corporation Directors' Deferred Compensation Plan under which equity (but not cash) fees may be deferred.
The following table shows the compensation awarded in fiscal year 2016 to the Company's non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
John L. Battelle	$80,000	$128,000	$208,000
Timothy R. Cadogan	$80,000	$128,000	$208,000
William T. Dillard II	-	$208,000	$208,000
Richard P. Fox	$105,000	$128,000	$233,000
Jerry D. Gramaglia	$100,000	$210,000	$310,000
William J. Henderson	$105,000	$128,000	$233,000
Clark M. Kokich	-	$223,000	$223,000
Debora B. Tomlin[1]	$22,500	$48,000	$70,500
1	Partial year payment.
Board of Directors' Stock Ownership Guidelines

The following guidelines have been adopted by the Board of Directors with respect to stock ownership:
To further align the interests of non-employee directors with the interests of the Company's shareholders, each non-employee director is expected to acquire and retain shares of the Company's common stock having a value equal to at least three times the total value of the non-employee director's annual stock and cash retainer. Non-employee directors shall have five years from the date of election or appointment to attain such ownership levels. The Governance/Nominating Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.
For purposes of these guidelines, a non-employee director's stock ownership shall include all shares of the Company's common stock owned outright by the director and by his or her immediate family members (spouse and dependent children) and any shares held in trust for the benefit of the director and/or his or her immediate family members, plus any stock held for the benefit of the director in a deferred compensation plan. The value of stock to be acquired by the Non-Executive Chairman of the Board need not be more than that of the other directors.

Non-Employee Director Compensation

The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company's common stock on the director's acquisition date.
In the event a non-employee director's annual retainer increases, he or she will have one year from the date of the increase to acquire any additional shares needed to meet these guidelines.

All current directors own stock in the Company, and each director that has served on the Board for five or more years has met or exceeded the ownership requirements.

Audit/Finance Committee Report
This report provides information concerning the Audit/Finance Committee of the Board of Directors. The Audit/Finance Committee is comprised entirely of independent directors, as defined and required by applicable NASDAQ listing standards. The current members are Messrs. Fox (Chair), Cadogan, Dillard and Kokich.
The primary function of the Audit/Finance Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company's financial reporting and accounting practices, including the integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the independent public accountants' qualifications and independence; the performance of the Company's internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company's annual Proxy Statement. The Audit/Finance Committee performs this work pursuant to a written charter approved by the Board of Directors. The charter is available on the Company's website at www.acxiom.com. The Audit/Finance Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under its charter.
On a quarterly basis, the Audit/Finance Committee meets separately with the Company's internal auditors and KPMG LLP ("KPMG"), the Company's independent public accountants, without management present, to discuss the results of their audits and reviews, their evaluations of the Company's internal controls over financial reporting, and the overall quality of the Company's financial reporting. The Audit Committee also meets separately with the Company's Chief Financial Officer when needed. Following these separate discussions, the Audit Committee meets in executive session.
Management of the Company is responsible for the preparation and presentation of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements and expressing opinions as to the financial statements' conformity with generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting.
In the performance of its oversight function, the Audit/Finance Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended March 31, 2016, management's assessment of the effectiveness of the Company's internal control over financial reporting as of March 31, 2016, and KPMG's evaluation of the Company's internal control over financial reporting as of that date. The Audit/Finance Committee has also discussed with KPMG the matters that the independent public accountants must communicate to the Audit/Finance Committee under applicable requirements of the Public Company Accounting Oversight Board ("PCAOB").
With respect to the Company's independent public accountants, the Audit/Finance Committee, among other things, discussed with KPMG matters relating to its independence and has received the written disclosures and the letter from KPMG required by applicable provisions of the PCAOB regarding the independent public accountants' communications with the Audit/Finance Committee concerning independence. The Chairman of the Audit/Finance Committee has reviewed and approved in advance all services provided to the Company by KPMG.
The Audit/Finance Committee annually reviews KPMG's independence and performance in connection with the Committee's responsibility for the appointment and oversight of the Company's independent public accountants. The Audit/Finance Committee considers, among other things, KPMG's historical and recent performance on the Company's audit. The Audit/Finance Committee considers KPMG's tenure as the Company's independent public accountants and their familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting. Further, in conjunction with the mandated rotation of the public accountants' lead engagement partner, the Audit/Finance Committee is involved in the selection of KPMG's lead engagement partner every five years. The Audit/Finance Committee believes that the continued retention of KPMG to serve as the Company's independent public accountants is in the best interests of the Company and its stockholders.

Audit/Finance Committee Report

Based on the reviews and discussions referred to above, the Audit/Finance Committee recommended to the Board of Directors that the audited financial statements for the year ended March 31, 2016, be included in Acxiom's Annual Report on Form 10-K for the year ended March 31, 2016, for filing with the SEC.

                                                                                                 Submitted by the Audit/Finance Committee
                                                                                                 Richard P. Fox, Chair
                                                                                                 Timothy R. Cadogan
                                                                                                 William T. Dillard II
                                                                                                 Clark M. Kokich

Related-Party Transactions
The Governance/Nominating Committee of the Board of Directors has the responsibility of reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. As provided in the committee's charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. Since the beginning of the Company's past fiscal year, there were no reportable related-party transactions, and none are currently proposed.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Acxiom's executive officers and directors and the owners of more than 10% of our stock to file reports of ownership and changes in ownership with the SEC. A copy of each report is furnished to Acxiom. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. Based solely on our review of reports furnished to us and the written representations that no other reports were required during the fiscal year ended March 31, 2016, we believe that all Section 16(a) filing requirements were met during the last fiscal year.

Stockholder Proposals
It is currently anticipated that the 2017 annual meeting of Acxiom stockholders (the "2017 Annual Meeting") will be held on August 8, 2017. Stockholders who intend to present proposals at the 2017 Annual Meeting and who wish to have those proposals included in Acxiom's proxy statement for the 2017 Annual Meeting must ensure that those proposals are received by the Company's Corporate Secretary at 601 E. Third Street, P.O. Box 8190, Little Rock, Arkansas 72203-8190 on or before February 24, 2017. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Acxiom's 2017 Annual Meeting.
In addition, under Acxiom's bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2017 Annual Meeting, and who do not intend to have such proposal included in the Company's proxy statement and form of proxy relating to the 2017 Annual Meeting pursuant to SEC regulations, must ensure that notice of any such proposal (including certain additional information specified in Acxiom's bylaws) is received by the Company's Corporate Secretary at the address specified above not earlier than May 11, 2017 or later than June 10, 2017 to be considered timely. Such proposals, and the additional information specified by the bylaws, must be submitted within this time period in order to be considered at the 2017 Annual Meeting.

Expenses Of Solicitation
Acxiom will bear the expense of preparing and mailing the Proxy Statement and related materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation materials to our stockholders, and we will provide reimbursement for reasonable out-of-pocket expenses incurred by these third parties. We have retained The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies and provide related informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000.

Householding Of Proxy Materials
If you and other Acxiom stockholders share a mailing address, you may have received a single copy of Acxiom's notice of Internet availability of proxy materials and, if applicable, this Proxy Statement and the annual report. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless the Company has received contrary instructions from you or the other stockholders sharing your address that you did not want to participate in householding, you are deemed to have consented to it. Each stockholder will continue to receive a separate proxy card or voting instruction form.
If you would like to receive an extra copy of the annual report or this Proxy Statement, we will send a copy to you by mail upon request to the Corporate Secretary, 601 E. Third Street, P.O. Box 8190, Little Rock, Arkansas 72203-8190, or by calling 501-252-0519. Each document is also available in digital form for download or review in the "Investors" section of our website at www.acxiom.com or at www.proxyvote.com.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may be able to do so by contacting the Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

Other Matters
The Board does not intend to present any items of business other than those listed in the Notice of Annual Meeting of Stockholders above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. The materials referred to in this Proxy Statement under the captions "Compensation Committee Report" and "Audit/Finance Committee Report" shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
By Order of the Board of Directors

Catherine L. Hughes
Corporate Governance Officer & Secretary
Little Rock, Arkansas
June 24, 2016

(Side 1)
PROXY                                                                                                                                                              PROXY
ACXIOM CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders
to be Held on August 9, 2016

The undersigned hereby appoints Catherine L. Hughes and Jerry C. Jones as proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the shares of common stock of Acxiom Corporation held of record by the undersigned on June 13, 2016, at the Annual Meeting of Stockholders to be held via the Internet at www.virtualshareholdermeeting.com/ACXM16 at 10:30 A.M. Central Time on August 9, 2016, or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, and 3.

If the undersigned is a participant in the Acxiom Corporation Retirement Savings Plan (the "Plan") with balances in the Acxiom Stock Fund, the undersigned hereby instructs Evercore Trust Company, as named fiduciary and investment manager for the Acxiom Stock Fund under the Plan, to vote all shares of Acxiom common stock credited to the Plan account of the undersigned at the Annual Meeting of Stockholders to be held on August 9, 2016, or any postponement or adjournment thereof. The shares credited to the Plan account of the undersigned will be voted in the manner directed herein. THIS VOTING INSTRUCTION CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED NO LATER THAN 11:59 P.M. CENTRAL TIME ON AUGUST 3, 2016. IF YOUR VOTING INSTRUCTIONS ARE NOT TIMELY RECEIVED, EVERCORE TRUST COMPANY WILL VOTE THESE SHARES IN ITS OWN DISCRETION.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

SEE REVERSE SIDE

(Side 2)

☒	Please mark your votes as in this example.

1.	Election of directors

	Nominees:	FOR	AGAINST		ABSTAIN
	Richard P. Fox	☐	☐		☐
	Jerry D. Gramaglia	☐	☐		☐
	Clark M. Kokich	☐	☐		☐
			FOR	AGAINST	ABSTAIN
2. 3.
Advisory (non-binding) vote to approve the compensation of the Company's named executive officers

Ratification of KPMG LLP as the Company's independent registered public accountant for Fiscal Year 2017

			☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

4.	In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.
SIGNATURE	DATED :	, 2016

SIGNATURE	DATED :	, 2016

NOTE:
Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.